UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Sunbelt Rentals Holdings, Inc.
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2026
PROXY STATEMENT

SUNBELT RENTALS
SUNBELT RENTALS
JLG LIFT

S65XC

SUNBELT RENTALS®

Message from Our CEO and Chair

Dear Fellow Stockholder:

It is our pleasure to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Sunbelt Rentals Holdings, Inc., a Delaware corporation (“Sunbelt,” the “Company,” “we,” “us” or “our”), to be held virtually at 11:30 a.m. (Eastern Time) on September 1, 2026.

In connection with the Annual Meeting, the accompanying Notice of Annual Meeting and Proxy Statement describe the matters we plan to address at the meeting. We also intend to host a question-and-answer session during which our stockholders will have the opportunity to ask questions of management.

We are holding the Annual Meeting in a virtual-only meeting format. You will not be able to attend the Annual Meeting at a physical location. We believe a virtual meeting will provide all stockholders with a consistent experience and allow you to participate in the Annual Meeting, regardless of your location. You will be able to submit questions during the meeting using online tools, providing the opportunity for meaningful engagement with the Company. For more information about the virtual-only meeting format, please see Question 5, “How do I attend the Annual Meeting?” on page 65 of the accompanying proxy statement.

We are using the “notice and access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about July 21, 2026, we will begin mailing to our stockholders a proxy statement and related proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and related proxy materials and how to vote online.

Your vote is very important, so we encourage you to review the information contained in the proxy materials and submit your proxy, regardless of the number of shares you own. If you do not vote your shares, you will not have a say on the important issues to be voted on at the Annual Meeting.

On behalf of the Board of Directors and the employees of the Company, we would like to thank you for being a stockholder and express our appreciation for your ongoing support of our Company.

Sincerely,

Chief Executive Officer	Board Chair

Notice of 2026 Annual Meeting of Stockholders

Time and Date

11:30 a.m. (Eastern Time)

Tuesday, September 1, 2026

Place

Virtual meeting at

https://virtualshareholder
meeting.com/SUNB2026

Record Date

July 6, 2026

> How to Vote

If you requested a hard copy of the proxy statement, please complete, sign and return your proxy card, or you may vote online or via telephone by following the instructions included on the Notice, voting instruction form or proxy card you received in the mail. Your vote is important, and regardless of whether you plan to attend the Annual Meeting, please vote as promptly as possible.

To cast your vote during the Annual Meeting, you will need to enter the 16-digit control number found on the notice or proxy card, as applicable, at the time you log in to the meeting at https://virtualshareholdermeeting.com/SUNB2026. You may inspect a list of stockholders of record at the Company’s headquarters during regular business hours within the 10-day period before the Annual Meeting.

Proposals:

During the Annual Meeting, you will be asked to vote on the following proposals:

1.   Election of the ten nominees named in the accompanying proxy statement to serve as directors until the Annual Meeting of Stockholders in 2027;

2.   Approval of a non-binding, advisory resolution regarding the compensation paid to Sunbelt’s named executive officers;

3.   Approval of a non-binding, advisory resolution regarding the frequency with which Sunbelt will conduct future stockholder advisory votes on executive compensation;

4.   Ratify the appointment of PricewaterhouseCoopers LLP as Sunbelt’s independent registered public accounting firm for fiscal 2027; and

5.   Transact any other business as may properly be brought before the meeting and any adjournment or postponement thereof.

> By Internet Visit www.proxyvote.com to vote online	> By Telephone Call the telephone number on your proxy card, voting instruction form or notice	> By Mail Mark, sign, date and return each proxy card or voting instruction form

For information about the virtual-only meeting format, please see Question 5, “How do I attend the Annual Meeting?” on page 65 of the accompanying proxy statement.

The Board of Directors recommends a vote “FOR” each of the director nominees, “FOR” Proposals 2 and 4 and “1 YEAR” with regard to Proposal 3.

We expect to commence mailing the proxy statement and related proxy materials, or the Notice, to stockholders, on or around July 21, 2026.

By Order of the Board of Directors

Executive Vice President, General Counsel

and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 1, 2026: The Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended April 30, 2026 are available at www.proxyvote.com

Proxy Statement Summary

Proxy Statement Summary

The summary below highlights selected information contained in this proxy statement (the “Proxy Statement”) for the Annual Meeting. It does not include all information that may be relevant to your voting decision, and you are encouraged to read the entire Proxy Statement and the annual report carefully before voting. Unless otherwise specified or the context otherwise requires, references to years indicate our fiscal year ended April 30 of the respective year. For example, references to “fiscal 2026” or similar references refer to the fiscal year ended April 30, 2026, and references to “fiscal 2027” refer to the fiscal year ending April 30, 2027.

Time, Place and Record Date

WHEN Tuesday, September 1, 2026, at 11:30 am (Eastern Time)	WHERE The annual meeting will be held virtually at https:// virtualshareholdermeeting.com/ SUNB2026	RECORD DATE July 6, 2026

Meeting Agenda – Proposal Items

	Proposal	Board’s Voting Recommendation	Page

1.	Election of the ten nominees to serve as directors until the Annual Meeting of Stockholders in 2027	“FOR” each nominee	7

2.	Approval of a non-binding, advisory resolution regarding the compensation paid to Sunbelt’s named executive officers	“FOR”	28

3.	Approval of a non-binding, advisory resolution regarding the frequency with which Sunbelt will conduct future stockholder advisory votes on executive compensation	“1 YEAR”	29

4.	Ratify the appointment of PricewaterhouseCoopers LLP as Sunbelt’s independent registered public accounting firm for fiscal 2027	“FOR”	60

Redomiciliation and U.S. Listing:

On June 10, 2025, the shareholders (the “Ashtead Shareholders”) of Ashtead Group plc (“Ashtead”) voted in favor of a reorganization to be implemented by means of a U.K. court-sanctioned scheme of arrangement under the U.K. Companies Act 2006 (the “Scheme”) pursuant to which Sunbelt Rentals Holdings, Inc. would become the new parent holding company of Ashtead and Sunbelt Rentals common stock (“Sunbelt Common Stock”) would be admitted to trading (the “U.S. Listing”) on the New York Stock Exchange (the “NYSE”), with a secondary listing on the London Stock Exchange (the “LSE”), which is the historical trading venue for Ashtead shares. The Scheme completed on February 27, 2026. As a result of the Scheme, Ashtead Shareholders had their Ashtead shares exchanged for Sunbelt Common Stock. Each Ashtead Shareholder received the same number of shares of Sunbelt Common Stock as the number of Ashtead shares held at the time at which the record of the register of the Ashtead Shareholders was taken. The Redomiciliation and the U.S. Listing did not result in any changes in the day-to-day operations of our business or our strategy. Sunbelt Common Stock began trading on the NYSE and the LSE on March 2, 2026.

2026 Proxy Statement	1

Proxy Statement Summary

Business Highlights

Fiscal 2026 marked another year of strong execution and continued advancement of our Sunbelt 4.0 strategy. We delivered record total revenue of $11,154 million, with rental revenue growth of 3.4%, while generating $1,325 million in Net Income, and $4,677 million of adjusted EBITDA(1), and achieved $3.15 of earnings per share with adjusted earnings per share(1) of $3.72, exceeding our revised guidance and demonstrating the strength, resilience and diversification of our business. Demand remained healthy across our end markets, supported by growth in mega projects, energy solutions demand, large strategic accounts and Specialty capabilities.

We continued investing in the long-term growth of the business, expanding our footprint through 51 greenfield openings and 24 bolt-on locations. We further enhanced our Specialty platform through the acquisition of Reliant Asset Management, a leading modular space solutions provider that operates under the Aries Building Systems brand and offers temporary structures, mobile offices, classrooms and storage solutions to commercial, industrial and education markets. The acquisition is aligned with our strategic focus on high-value Specialty markets and is expected to be accretive to both growth and earnings per share in year one, while creating cross-sell opportunities for new and existing customers across broad and diverse end markets.

Our disciplined operating model generated Net Cash from Operations of $3,784 million and record free cash flow(1) of $2,055 million, enabling substantial reinvestment in the business while returning $1,877 million to stockholders through share buybacks and dividends. All while maintaining net leverage(1) at 1.6x, which remains comfortably within our targeted range.

(1)	Adjusted EBITDA, adjusted earnings per share, free cash flow and net leverage each represents a non-GAAP financial measure; see reconciliations in Annex I – Non-GAAP Reconciliations.

Total Revenue	Net Income	Adjusted EBITDA

EPS	Adjusted EPS

2	2026 Proxy Statement

Proxy Statement Summary

Director Nominees

Name	Age	Director since	Experience	Independent	Committee Memberships(1)	Other Public Company Boards
Paul Walker(2)	69	October 2025	Former Chief Executive of the Sage Group plc	Yes	Nominating*	RELX plc
Nando Cesarone	54	October 2025	Executive Vice President and President U.S. of United Parcel Service Inc.	Yes	Audit
Angus Cockburn	63	October 2025	Former Chief Financial Officer of Serco Group plc	Yes	Audit* Nominating	BAE Systems plc; James Fisher and Sons plc
Jill Easterbrook	55	October 2025	Former Chief Executive Officer of JP Boden & Co	Yes	Audit	Tracsis plc
Brendan Horgan	52	February 2025	Chief Executive Officer of Sunbelt Rentals Holdings, Inc.	No
Cynthia Jamison	66	August 2026	Former Chief Financial Officer of AquaSpy, Inc.	Yes	(3)	Advance Auto Parts, Inc.; Darden Restaurants, Inc.; International Flavors & Fragrances Inc.
Renata Ribeiro	54	October 2025	Senior Vice President, Strategic Operations of Carnival Corporation & plc.	Yes	Compensation
Ekta Singh-Bushell	54	August 2026	Former Chief Operating Officer of Dragos Inc.	Yes	(4)	ChargePoint Holdings, Inc.; Lesaka Technologies, Inc.
James Singleton	70	October 2025	Former Chief Executive Officer and Chair of Curex Group LLC	Yes	Compensation* Nominating	Wesco International Inc.
Roy Twite	59	October 2025	Chief Executive Officer of IMI plc	Yes	Compensation

(1)	Full committee names are as follows:

“Audit” - Audit Committee \ “Compensation” - Compensation Committee \ “Nominating” - Nominating and Corporate Governance Committee.

2026 Proxy Statement	3

Proxy Statement Summary

(2)	Mr. Walker currently serves as the Chair of the Board.

(3)	Ms. Jamison has been appointed to the Audit Committee, effective August 1, 2026, upon the commencement of her service as a director.

(4)	Ms. Singh-Bushell has been appointed to the Audit Committee, effective August 1, 2026, upon the commencement of her service as a director.

*	Denotes committee chair.

Corporate Governance Highlights

We recognize that good governance is essential in promoting the success of the business and that our governance environment is underpinned by our culture, led by the “tone from the top” of the organization through the actions of the Board and senior leadership teams. Our corporate governance framework includes the following highlights:

• Independent Board Chair	• Robust stock ownership guidelines for directors and executive officers

• 90% of director nominees are independent (9 of 10)	• Prohibition on directors and employees, including executive officers, pledging or hedging Company stock

• Annual election of directors	• Single class of voting stock

• Majority voting standard for uncontested director elections (with a resignation policy)	• Market-standard director “overboarding” policy

• Independent Audit, Compensation and Nominating and Corporate Governance Committees	• Stockholder right to call special meetings

Transition to a U.S.-Aligned Compensation Program

Sunbelt is primarily a U.S.-focused business, reporting in U.S. dollars, with substantially all of its operating profit generated in North America, which is also the Company’s core growth market. Our executive management team and operational headquarters are based in the United States, and the vast majority of our employees are located in North America.

While our executive compensation programs have generally been competitive for a U.K. public company listed on the London Stock Exchange, their design and structure have not been aligned to the U.S. market, where we source and maintain most of our critical talent.

Following extensive stockholder engagement, our Board previously determined that redomiciling to the U.S., together with moving our primary listing to the NYSE, best supported the execution of our strategy and would be in the best interests of both the business and our stockholders. In connection with the completion of our redomiciliation and the transition of our primary listing to the NYSE, we are working to further develop an executive compensation program that is competitive with our selected peer group in the U.S. talent market.

Because the Redomiciliation and U.S. Listing occurred shortly before the end of fiscal year 2026, the disclosure in the “Compensation Discussion and Analysis” below primarily reflects the compensation programs approved by the Ashtead Remuneration Committee in 2025 for executives of a U.K.-listed company. At the end of fiscal year 2026, we initiated a comprehensive review of our executive compensation philosophy, principles, and programs. As a result, we implemented the changes described below under “Compensation Discussion and Analysis — Executive Compensation Program for Fiscal 2027.”

We expect to continue this review during fiscal year 2027, including reassessing our compensation peer group, to ensure continued competitiveness in the markets in which we operate and to better position the Company to attract, retain, and incentivize senior leadership. The Compensation Committee anticipates that, following completion of this process, further adjustments to our executive compensation programs and policies may be warranted.

4	2026 Proxy Statement

Proxy Statement Summary

Sustainability Highlights

Sustainability remains a priority for the Company and is embedded within our core strategic actionable components. We have always prioritized our people and their safety, while providing our customers with a reliable alternative to ownership, supporting the communities we serve across our store network, limiting the environmental impact of our operations and ensuring a strong governance framework. We are committed to delivering long-term sustainable success of the Company for the benefit of all our stakeholders. Our latest strategic plan, Sunbelt 4.0, solidifies the focus on sustainability across the Company. See below for a list of our key sustainability accomplishments during fiscal 2026.

Team Members

>	Total recordable incident rate has decreased dramatically since program inception from 1.43 in fiscal year 2019 to 0.48 in fiscal year 2026 (66% reduction).

>

Upgraded platform for our employee engagement survey to a more advanced provider with deeper analytics: High participation rate of 70% including front line team members; 81% engagement score (vs. a benchmark of 71%); and Employer Net Promoter Score (eNPS) of 41 (vs. a benchmark of 17).

>	Recognized as a Military Friendly® Employer — Gold (2026) and Military Spouse Friendly Employer® (2026).

Customers

>	Increased utilization for key categories of electrified rental offerings, particularly Battery Energy Storage Systems.

>	Further scaled our Customer Emissions Dashboard and Asset Comparison and Total Cost of Rental tools with national and strategic customers.

Communities

>	Delivered measurable impact, with over 7,000 community members directly impacted through Company supported signature partnerships.

>	Launched team member charitable matching gifts and ‘dollars for doers’ programs, resulting in support for 400+ charities and 15,000 volunteer hours recorded in fiscal year 2026.

Operations

>	On track with our 2034 Scope 1&2 50% GHG Intensity Reduction Target.

>	Achieved a 4X increase in uptake of renewable diesel in our delivery trucks in fiscal year 2026, with opportunity to expand.

>	Sourced ~50% of our market-based electricity from renewable sources in fiscal year 2026, lowering overall electricity costs.

>	In fiscal year 2026, launched a large-scale waste optimization program delivering waste diversion, operational efficiencies and cost savings.

Governance

>	The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has primary oversight of the Company’s sustainability strategies, reporting and policies.

>	The Board receives updates at each Board meeting as to the Company’s progress against our strategic goals, with a formal strategic review undertaken on an annual basis.

For further discussion of our sustainability practices, policies and priorities, please refer to our Sustainability Reports available on our website at https://ir.sunbeltrentals.com/sustainability/sustainability-report. Any information on our website is not incorporated by reference herein.

2026 Proxy Statement	5

Proxy Statement Summary

Forward Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the federal securities laws, including the U.S. Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements concerning our executive compensation plans. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those discussed in our Annual Report on Form 10-K for fiscal year ended April 30, 2026, and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Forward-looking statements made in this Proxy Statement speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

6	2026 Proxy Statement

Proposal 1 – Election of Directors

Proposal 1 – Election of Directors

Nominees for Election to the Board

The Board has nominated each director nominee listed below under “— Biographical Information for Nominees” for election for a one-year term beginning at the Annual Meeting and expiring at the end of the 2027 annual meeting of stockholders and the election of such nominee’s successor. Each director nominee is expected to be available for election as a director, but in the event that one or more of the nominees is not available for election due to unforeseen circumstances, the proxy will be voted for the Board’s substitute nominee or nominees.

Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Nominating Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

The Board unanimously recommends a vote “FOR” each of the nominees named below for election as director. In making this recommendation, the Board evaluated each nominee based on, as applicable, the nominee’s performance as a director, whether the nominee meets the qualifications described below under “Director Qualifications,” and the nominee’s independence under the applicable NYSE and SEC standards described below under “Corporate Governance — Director Independence.” The Board seeks to maintain a composition that reflects a broad range of skills, backgrounds, and experience, which it believes best positions the Company to serve its stockholders.

Biographical Information for Nominees

PAUL WALKER	Independent Non-Executive Chair
Age: 69 Committees: > Nominating and Corporate Governance (Chair)

Career Highlights

Paul Walker was appointed as a director and as non-executive Chair of the Sunbelt Board in October 2025 and served as a director of Ashtead (from July 2018 to March 2026) and as non-executive Chair of the Ashtead Board (from September 2018 to March 2026). Mr. Walker has served as the non-executive Chair of RELX plc since March 2021. Mr. Walker was previously Chief Executive of the Sage Group plc from May 1994 to September 2010 and served on the boards of directors of Diageo plc from June 2002 to October 2011, Experian plc from June 2010 to July 2019, Halma plc from April 2013 to July 2021, Sophos Group plc from June 2015 to March 2020 and MyTravel Group plc from December 2000 to December 2004.

Education

Mr. Walker received his Economics degree at the University of York.

Mr. Walker was selected to serve on the Sunbelt Board because of his significant experience as a public company executive, strong financial background and high-level non-executive experience.

2026 Proxy Statement	7

Proposal 1 – Election of Directors

NANDO CESARONE	Independent Non-Executive Director
Age: 54 Committees: > Audit

Career Highlights

Nando Cesarone was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from August 2025 to March 2026. Mr. Cesarone is currently Executive Vice President and President U.S. for United Parcel Service Inc. (NYSE: UPS), where he has held a variety of senior management roles, including airline and engineering responsibilities, since 1990. He has also served as a non-executive director of Airlines for America since June 2022.

Education

Mr. Cesarone received his M.B.A. at Heriot-Watt University.

Mr. Cesarone was selected to serve on the Sunbelt Board because of his significant public company executive experience.

ANGUS COCKBURN	Independent Non-Executive Director
Age: 63 Committees: > Audit (Chair) > Nominating and Corporate Governance

Career Highlights

Angus Cockburn was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from October 2018 to March 2026. Mr. Cockburn has served on the board of directors of The Edrington Group Limited since September 2020, including as chair since April 2025, on the board of directors of BAE Systems plc since November 2023, and as chair of the board of directors of James Fisher and Sons plc since May 2021. Previously, Mr. Cockburn was Chief Financial Officer of Serco Group plc from October 2014 to April 2021. Additionally, Mr. Cockburn was Group Finance Director, Chief Financial Officer and Interim Chief Executive at Aggreko plc from May 2000 to September 2014 and served as a non-executive director at GKN plc from January 2013 to April 2018, at Howden Joinery Group plc from October 2006 to September 2013 and at STS Global Income & Growth Trust plc from May 2021 to June 2024.

Education

Mr. Cockburn received his M.B.A. at Switzerland’s IMD Business School. He is also an Honorary Professor at the University of Edinburgh and a member of the Institute of Chartered Accountants of Scotland.

Mr. Cockburn was selected to serve on the Sunbelt Board because of his deep understanding of the rental market and specialty businesses and extensive experience as chief financial officer at several major global organizations.

JILL EASTERBROOK	Independent Non-Executive Director
Age: 55 Committees: > Audit

Career Highlights

Jill Easterbrook was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from January 2020 to March 2026. Ms. Easterbrook has served on the board of Tracsis plc since October 2022, including as non-executive chair since July 2023, and as non-executive chair of Headland Consultancy since July 2021. Ms. Easterbrook has held several prior board positions as well, including at Ultimate Products from September 2020 to October 2024 and at Auto Trader Group plc from July 2015 to September 2024. Ms. Easterbrook served as Chief Executive Officer of JP Boden & Co from February 2017 to January 2020 and held a number of senior management positions with Tesco PLC from 2001 to 2016.

Education

Ms. Easterbrook holds a degree in Economics from Leeds University.

Ms. Easterbrook was selected to serve on the Sunbelt Board because of her strong digital expertise within retail environments and her extensive board experience.

8	2026 Proxy Statement

Proposal 1 – Election of Directors

BRENDAN HORGAN	Chief Executive Officer
Age: 52 Committees: > none

Career Highlights

Brendan Horgan was appointed as Chief Executive Officer and as a director of Sunbelt in February 2025 and served as Chief Executive of Ashtead from May 2019 to March 2026. Mr. Horgan joined the board of directors of Ashtead in January 2011. During his nearly 30-year career with Sunbelt and Ashtead, he has held positions of increasing responsibility, including as Chief Operating Officer of North America from 2003 until becoming Chief Executive Officer of North America in 2011, a position he held until being appointed as Chief Executive of Ashtead.

Education

Mr. Horgan received a B.S. from Radford University.

Mr. Horgan was selected to serve as Chief Executive Officer and on the Sunbelt Board because of his more than 25 years of experience in the equipment rental business, detailed knowledge of operations and active leadership of our strategy, M&A, commercial go-to-market and business development.

CYNTHIA JAMISON	Independent Non-Executive Director
Age: 66 Committees: > Audit

Career Highlights

Cynthia Jamison was appointed as a director of Sunbelt effective August 1, 2026. She has served on the boards of directors of Advance Auto Parts, Inc. since March 2026, Darden Restaurants, Inc. since October 2014, including as chair since September 2023, and International Flavors & Fragrances Inc. since January 2025, including as chair of the audit committee. She also serves as a Trustee and Chair of the Nominations & Governance committee at Save the Children, a leading charity/non-profit organization. Ms. Jamison’s past public company board service includes Tractor Supply Company from 2002 to 2023, The ODP Corporation from 2013 to 2025 and B&G Foods, Inc. from 2004 to 2015. Ms. Jamison previously served as Chief Financial Officer of AquaSpy, Inc. from April 2009 to December 2012, and as a Partner of Tatum, LLC from June 1999 to April 2009, an executive services firm focusing on providing interim Chief Financial Officer Services, through which she held six interim CFO and/or COO roles in both public and private companies. Prior to joining Tatum, she held executive and financial leadership roles at Chart House Enterprises, Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen.

Ms. Jamison is also a certified public accountant, an NACD Fellow and frequent faculty member for NACD Master Classes, and recently completed a four-year term on the Financial Accounting Standards Advisory Council.

Education

Ms. Jamison earned a B.A. in Political Science and Economics from Duke University and an M.B.A. from the University of Chicago in Finance.

Ms. Jamison was selected to serve on the Sunbelt Board based on her financial expertise and her experience serving on public company audit committees, including as chair, as well as her extensive experience from both her senior management roles and board service, in executive leadership, financial and strategic planning, corporate governance, and public company executive compensation.

2026 Proxy Statement	9

Proposal 1 – Election of Directors

RENATA RIBEIRO	Independent Non-Executive Director
Age: 54 Committees: > Compensation

Career Highlights

Renata Ribeiro was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from January 2022 to March 2026. Since June 2022, Ms. Ribeiro has served as Senior Vice President, Strategic Operations for Carnival Corporation & plc, where she previously served in numerous senior management roles since October 2008. Effective September 1, 2026, Ms. Ribeiro will be undertaking a new role at Carnival, as Chief of Staff and Senior Vice President, Business Transformation. Prior to that, Ms. Ribeiro held positions at Natura & Co., serving as Director of Commercial Innovation from 2007 to 2008 and as Director of International Business Development from 2005 to 2007. Ms. Ribeiro also worked in strategic management consulting for 10 years with the Boston Consulting Group and Booz, Allen & Hamilton (now Strategy&).

Education

She earned her M.B.A. at Wake Forest University School of Business.

Ms. Ribeiro was selected to serve on the Sunbelt Board because of her strong commercial and digital experience and her significant executive leadership experience in large-scale, publicly traded, dual-listed global company.

EKTA SINGH-BUSHELL	Independent Non-Executive Director
Age: 54 Committees: > Audit

Career Highlights

Ekta Singh-Bushell was appointed as a director of Sunbelt effective August 1, 2026. Ms. Singh-Bushell currently serves on the boards of directors of public companies such as ChargePoint, Inc. since April 2022, including as a member of the audit committee, and Lesaka Technologies, Inc. since October 2018, including as chair of the audit committee, member of Nominating and Governance, and Social and Ethics committees. Ms. Singh- Bushell also advises and serves on the boards of private equity portfolio companies where her unique combination of digital transformation, corporate finance, operating and scaling expertise are invaluable in delivering on value creation. Ms. Singh-Bushell’s past public company board service includes chair and committee member roles at Huron Consulting Group from May 2019 to May 2026, Cisco Systems, Inc. from June 2024 to December 2024, TTEC Holdings, Inc. from May 2017 to September 2024, Designer Brands, Inc. from September 2018 to May 2022 and Datatec Limited from 2018 to 2022 where she served as Lead Independent Director.

Ms. Singh-Bushell previously served as Chief Operating Officer and Chair of the Audit Committee at Dragos Inc., a privately-held global cybersecurity firm focused on industrial control systems, from January 2024 to April 2025, and as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York from May 2016 to June 2017. Prior to 2016, Ms. Singh-Bushell was a Partner at Ernst & Young LLP, serving in various leadership roles, including global IT Effectiveness leader, U.S. innovation & digital strategy leader, and chief information security officer.

Education

Ms. Singh-Bushell received her Master of Science in Electrical Engineering & Computer Science from the University of California, Berkeley and her undergraduate degree in engineering from the University of Poona, India. Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, sustainability, information systems security, audit, and control.

Ms. Singh-Bushell was selected to serve on the Sunbelt Board based on her extensive experience with finance, audit, technology, transformations and cybersecurity matters and her more than a decade of service as an independent director and chair on global public, private and private equity corporate boards.

10	2026 Proxy Statement

Proposal 1 – Election of Directors

JAMES SINGLETON	Independent Non-Executive Director
Age: 70 Committees: > Compensation (Chair) > Nominating and Corporate Governance

Career Highlights

James Singleton was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from August 2025 to March 2026. Mr. Singleton currently serves as lead independent director and chair of the executive committee of Wesco International Inc. (NYSE: WCC) where he has served as a director since the company’s initial public offering in May 1999. Previously, Mr. Singleton was the Chief Executive Officer and Chair at Curex Group LLC from October 2009 to October 2023.

Education

Mr. Singleton received a B.A. in English and History at Yale University and an M.B.A. from the University of Chicago Booth School of Business.

Mr. Singleton was selected to serve on the Sunbelt Board because of his significant public company executive and director experience.

ROY TWITE	Independent Non-Executive Director
Age: 59 Committees: > Compensation

Career Highlights

Roy Twite was appointed as a director of Sunbelt in October 2025 and served as a director of Ashtead from June 2024 to March 2026. Mr. Twite has served as Chief Executive Officer of IMI plc since May 2019. Mr. Twite was previously a non-executive director of Halma plc from July 2014 to June 2024.

Education

Mr. Twite completed his master’s degree at Cambridge University and the Advanced Management Program at Harvard Business School.

Mr. Twite was selected to serve on the Sunbelt Board because of his wide-ranging knowledge of the global industrial sector and extensive strategic, management and operational experience.

Vote Required

Our Amended and Restated Bylaws (“Bylaws”) and Corporate Governance Guidelines include a “majority” voting standard for uncontested elections of directors. As the number of nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected, each director nominee shall be elected if the number of votes cast “FOR” the election of the nominee exceeds those cast “AGAINST.” Broker non-votes and abstentions will not affect the outcome of the election of directors.

Board Recommendation

The Board unanimously recommends a vote “FOR” each director nominee.

2026 Proxy Statement	11

Corporate Governance

Corporate Governance

General

The Board is focused on helping to promote the Company’s sustainable corporate success over the longer term, through its business model, strategy and governance structures. We recognize that good governance is essential in promoting the success of the business and that our governance environment is underpinned by our culture, led by the “tone from the top” of the organization through the actions of the Board and senior leadership teams. Ensuring a robust corporate governance environment is key in supporting the delivery of our strategy and, as such, it is crucial that our governance structures keep pace with changes in our organization and our industry, so that we can ensure our development and growth is both responsible and sustainable. We need to manage our risks efficiently and ensure transparency across the business.

Board Leadership Structure

The Corporate Governance Guidelines provide that both independent and management directors, including the Chief Executive Officer, are eligible to serve as Chair of the Board. The Board has not adopted a policy requiring the separation of the roles of Chair and Chief Executive Officer, believing it is important to retain flexibility to determine the most appropriate leadership structure based on the Company’s needs and circumstances at a particular time. At present, the Board believes that separating the roles of Chair and Chief Executive Officer is in the best interests of Sunbelt and its stockholders and provides the most effective leadership structure for the Board and the Company.

The Board periodically reviews its leadership structure, including as part of its annual self-evaluation process, to determine the structure most appropriate for the Company, taking into account the recommendations of the Nominating Committee.

Director Recruitment

In identifying candidates to recommend for election to the Board, the Nominating Committee considers which incumbent directors have indicated a willingness to stand for reelection at the next annual meeting of stockholders. The Nominating Committee then evaluates each such incumbent director based on the director’s performance and whether the director is expected to continue to meet the qualifications described below under “— Director Qualifications.”

When the Board determines that it is appropriate to recruit new director candidates, whether to fill vacancies resulting from director retirements or otherwise, the Nominating Committee generally engages a professional search firm to assist in identifying qualified candidates and may also solicit recommendations from current directors and members of management. In evaluating a prospective director candidate, the Nominating Committee considers whether the individual meets the qualifications described below under “— Director Qualifications” and evaluates the candidate’s skills, knowledge, and experience to determine whether the nominee would contribute to the overall composition and effectiveness of the Board. When a search firm is engaged, the Nominating Committee determines the firm’s fees and scope of engagement.

In 2026, the Nominating Committee engaged the services of a third-party professional search firm to identify candidates possessing the skills, experience and other qualifications in the context of the Board’s composition and the Company’s strategic priorities. In July 2026, following consideration of the candidates presented, and upon the unanimous recommendation of the Nominating Committee, the Board appointed each of Ms. Jamison and Ms. Singh-Bushell as a new independent, non-employee director, effective August 1, 2026, and appointed each to the Audit Committee.

Director Candidates Recommended by Stockholders

The Nominating Committee will consider director candidates recommended by stockholders and evaluate such candidates in the same manner as candidates identified by other means. Stockholders can recommend individuals for consideration by the Nominating Committee by writing to the Corporate Secretary, Sunbelt Rentals, 1799 Innovation Point, Fort Mill, South Carolina 29715, and including the following information:

•	The name and address of the stockholder recommending the candidate(s);

•	The name and address of each person proposed for nomination;

12	2026 Proxy Statement

Corporate Governance

•	A representation that the stockholder is a holder of Common Stock entitled to vote at the meeting to which the director recommendation relates;

•	A statement in support of the stockholder’s recommendation, including a description of each candidate’s qualifications;

•	Information regarding each candidate as would be required to be included in a proxy statement; and

•	Each candidate’s written, signed consent to serve if elected.

Director Qualifications

The Board’s policy is to encourage the selection of directors who will contribute to the Company’s achievement of its overall corporate goals. In addition to satisfying any requirements imposed by applicable law (including qualifying as independent for non-management directors), director candidates recommended by the Nominating Committee and appointed or nominated for election or re-election to the Board should:

•	be of sound character, judgment, reputation and integrity;

•	conduct themselves in accordance with high personal and professional ethical standards, including the Company’s Code of Conduct and other relevant Company policies;

•	have general knowledge of the markets and industry in which the Company operates and issues which may affect the Company;

•	be of varying backgrounds, skills, experience, personality, tenure, and viewpoints;

•

be committed to the Company and service on the Board, including having the time and willingness to study informational and background materials, to prepare for meetings and to otherwise carry out their duties and responsibilities effectively; and

•	represent the best interests of all stockholders.

The Board and the Nominating Committee will consider whether candidates’ backgrounds, skills, experience and other qualifications would complement those of other members of the Board and may also consider other factors as needs change based on the Company’s strategic priorities.

Board Composition

Across the Company, we aim to cultivate a workforce with a broad range of skills, backgrounds and experience, while appointing the best people for the relevant roles. With regard to our Board, under the direction of the Chair, we apply these same principles.

As a result, our Board seeks to maintain a mix of skills, backgrounds and experiences across the Board and its committees that reflects the business environments in which we operate and provides expertise in areas important to the Company’s strategic development, including technology and logistics.

We do not have formal targets or quotas associated with diversity for the composition of the Board but instead focus on ensuring the best individuals are appointed who meet the Company’s needs from as wide a range of backgrounds as possible to facilitate the formulation and implementation of the Company’s strategy.

Director Independence

Our Corporate Governance Guidelines require that at least a majority of the members of our Board qualify as independent under the NYSE listed company rules. In addition, members of the Audit, Compensation, and Nominating Committees must meet all applicable independence requirements of the NYSE and any additional requirements imposed under U.S. securities laws and SEC rules and regulations.

For a director to be considered independent under the NYSE listing standards, the Board must determine that the director does not have any direct or indirect material relationships with the Company, including any of the relationships identified in the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations.

2026 Proxy Statement	13

Corporate Governance

The Nominating Committee annually reviews the independence of each director who served during the most recent fiscal year, as well as each director nominee, and recommends its findings to the Board, which makes the final determination.

The Board, with the assistance of the Nominating Committee, has reviewed all relevant relationships between those individuals who served as a director at any time during fiscal 2026 (and those who are nominated for election at the Annual Meeting) and Sunbelt. The relationships reviewed included relationships that did not automatically impair independence under the NYSE independent standards, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. These additional relationships considered by the Board included the following:

•

Mr. Cesarone’s service as an executive officer of United Parcel Service, Inc. (“UPS”), a customer and supplier that has paid to the Company, and received from the Company, in each of the past three fiscal years, an aggregate amount significantly less than the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of UPS’ consolidated gross revenues);

•

Ms. Ribeiro’s service as a senior officer of Carnival Corporation & plc (“Carnival”), a customer that has paid to the Company, in each of the past three fiscal years, an aggregate amount significantly less than the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of Carnival’s consolidated gross revenues); and

•

Mr. Twite’s service as an executive officer of IMI plc (“IMI”), a customer that has paid to the Company, in each of the past three fiscal years, an aggregate amount significantly less than the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of IMI’s consolidated gross revenues).

As recommended by our Nominating Committee, our Board has determined that no Board nominee, other than Mr. Horgan, has a material relationship with the Company and that all nominees, other than Mr. Horgan, are “independent” under the NYSE independence standards. Our Board also determined, as recommended by the Nominating Committee, that each member of our Audit Committee (including Ms. Jamison and Ms. Singh-Bushell, effective August 1, 2026), Compensation Committee and Nominating Committee satisfies all applicable independence requirements of the NYSE and any additional requirements imposed under applicable SEC rules and regulations.

Board Committees

Our business, property and affairs will be managed under the direction of the Board. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the Board and its committees. While retaining overall responsibilities, the Board assigns certain of its responsibilities to permanent committees consisting of Board members appointed by it. We currently have the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the responsibilities and composition described below.

Audit Committee

The Audit Committee currently consists of Angus Cockburn (Chair), Jill Easterbrook and Nando Cesarone, and will include Cynthia Jamison and Ekta Singh-Bushell, effective August 1, 2026. Each member of our Audit Committee is independent under applicable NYSE listing standards and meets the standards for independence required by U.S. securities law requirements applicable to public companies, including Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member is financially literate under applicable NYSE listing standards, and the Board has determined that each of Angus Cockburn, Cynthia Jamison and Ekta Singh-Bushell is qualified as an audit committee financial expert within the meaning of applicable SEC regulations. Each reference to the “members” of our Audit Committee in the preceding paragraph includes Ms. Jamison and Ms. Singh-Bushell, effective August 1, 2026.

The Audit Committee oversees and evaluates and, where necessary or advisable, makes recommendations as to the quality and integrity of the financial statements of the Company, the internal control and financial reporting systems of the Company, the compliance by the Company with legal and regulatory requirements in respect of financial disclosure, the qualification, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor (including oversight of the resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing audit reports or performing other audit, review or attestation services for the Company, subject to any applicable approvals required from the Board or our stockholders. The Audit Committee charter is available on our website at https://ir.sunbeltrentals.com/governance/governance-documents.

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Corporate Governance

Compensation Committee

The Compensation Committee currently consists of James Singleton (Chair), Renata Ribeiro and Roy Twite. Each member of our Compensation Committee is independent under applicable NYSE listing standards and qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee reviews and approves (or recommends for the approval of the Board) compensation of the Company’s directors and executive officers (including the Chief Executive Officer). The Compensation Committee also reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to succession planning for the executive officers and other managerial employees and the establishment and administration of employee benefit plans and stock ownership guidelines. Furthermore, the Compensation Committee also exercises all authority under the Company’s employee equity incentive plans, subject to any applicable approvals required from our Board or our stockholders. The Compensation Committee charter is available on our website at https://ir.sunbeltrentals.com/governance/governance-documents.

Nominating and Corporate Governance Committee

The Nominating Committee currently consists of Paul Walker (Chair), Angus Cockburn and James Singleton. Each member of our Nominating Committee is independent under applicable NYSE listing standards.

The Nominating Committee seeks and recommends to the Board individuals qualified to serve as directors, considers any nominations of director candidates validly made by stockholders, determines the criteria for selecting new directors, reviews and recommends to the Board independence determinations, and establishes and administers an assessment of board, committee and individual director performance. The Nominating Committee charter is available on our website at https://ir.sunbeltrentals.com/governance/governance-documents.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is, or has at any time during the past year been, an officer or employee of Sunbelt or any of its subsidiaries or had any relationship requiring disclosure as a related person transaction by Sunbelt under Item 404 of Regulation S-K. During fiscal year 2026, there were no situations where an executive officer of Sunbelt served on the compensation committee or board of another corporation that had an executive officer serving on Sunbelt’s Board or its Compensation Committee.

Board Meetings

During fiscal 2026, the Board held seven (7) meetings, the Audit Committee held six (6) meetings, the Compensation Committee held three (3) meetings, and the Nominating Committee held two (2) meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and of the committees on which he or she served during fiscal 2026.

Following the Redomiciliation and U.S. Listing, the independent directors met regularly in executive sessions without the CEO or any other member of management present. Mr. Walker, as independent Chair of the Board, presided over each independent director executive session.

Although the Board has not adopted a formal policy, it is the expectation of the Board that directors attend each annual meeting of stockholders, to the extent practicable.

Annual Board Self-Evaluation

Every year, the Board conducts a self-evaluation to determine whether the Board and its committees are functioning effectively and fulfilling their responsibilities under the Corporate Governance Guidelines and their respective committee charters. The Chair of the Board led a discussion of the Board’s performance in executive session. In addition, each Board committee conducts a self-evaluation of its performance, focused on the committee’s key responsibilities. As part of the evaluation process, each director completes a written self-evaluation questionnaire developed by the Nominating Committee. This year, the questionnaire responses were compiled and reviewed by internal legal counsel and presented to the Chair of the Board, who subsequently held individual meetings with each of the directors. The conclusion from the questionnaires and meetings was that the Board and its committees had performed satisfactorily. Each committee chair also received a summary of the responses, without attribution to any individual director. The committees reviewed feedback from their respective self-evaluations, as did the full Board. Key learnings from the Board and committee self-evaluations play an important role in informing the Board’s approach to refreshment and succession planning.

2026 Proxy Statement	15

Corporate Governance

Risk Oversight

The Board oversees the Company’s enterprise risk management (“ERM”) program, with primary responsibility delegated to the Audit Committee. The Audit Committee receives regular updates from management regarding the Company’s risk profile, key risk exposures and mitigation activities, and reports to the full Board. In fulfilling its oversight function, the Board and its committees regularly review significant financial, operational, strategic, compliance, and reputational risks, as well as management’s processes to identify, assess and manage such risks.

Management maintains a Risk Oversight Committee, comprised of senior leadership across key functional areas (including finance, legal, operations, internal audit and technology) to support the Company’s ERM framework and provide a coordinated, enterprise-wide approach to risk management. This committee is responsible for overseeing the identification, assessment, prioritization and monitoring of significant risks, assessing the risk appetite and tolerance levels defined, and monitoring how risk considerations are integrated into strategic planning and business decision-making. The Risk Oversight Committee meets on a quarterly basis and conducts periodic, in-depth reviews of priority risks, and provides periodic reports to the Audit Committee and the Board regarding the Company’s risk profile and mitigation efforts.

Through the Company’s ERM program, the Company has identified and prioritized key enterprise risks, including, among others, change management, organizational culture, end market volatility, safety, cybersecurity, labor availability, third-party risk management, public sector engagement, and data governance. Each priority risk is assigned to a senior executive sponsor, together with operational risk owners, and the Company’s efforts to manage these risks are supported by defined risk appetites, mitigation strategies, and developing key risk indicators.

The Board’s oversight of risk management is supported by the Company’s operating structure and layered assurance model, which includes operational controls, centralized oversight functions, and independent assurance activities. The Company’s ERM program is designed to embed risk management into day-to-day operations, while providing transparency to senior management and the Board. The Board believes this framework promotes a risk-aware culture, supports informed decision-making, and enhances the Company’s ability to manage risks that could impact its strategic objectives and long-term performance.

Corporate Governance Guidelines

The Nominating Committee developed and recommended to the Board the Company’s Corporate Governance Guidelines (the “Guidelines”), which the Board adopted. The Guidelines serve as a general framework to assist the Board in carrying out its responsibility for the business and affairs of the Company to be managed by or under the direction of the Board.

The Guidelines describe the Board’s primary responsibilities, including strategic oversight, monitoring of financial performance and risk management, oversight of compliance and reporting systems, approval of executive and director compensation, oversight of stock ownership and clawback policies, evaluation and succession planning for the Chief Executive Officer and other senior executives, and engagement with stockholders. The Guidelines also provide for annual evaluations of the Board and its committees, including periodic third-party reviews.

The Guidelines address matters relating to Board composition, director qualifications, independence, conflicts of interest, and nomination and election procedures, including majority voting in uncontested elections. They establish the Board’s leadership structure, including flexibility regarding the separation of the Chair and Chief Executive Officer roles and the designation of a Lead Independent Director when appropriate. The Guidelines further establish standing Audit, Compensation, and Nominating Committees comprised solely of independent directors, set expectations regarding Board and committee operations, director education and access to advisors, and provide procedures for stockholder communications with the Board.

The Guidelines are available on our website at https://ir.sunbeltrentals.com/governance/governance-documents.

16	2026 Proxy Statement

Corporate Governance

Code of Conduct

Our Board has adopted a Code of Conduct (the “
Code
”), which applies to all Sunbelt directors, officers, and employees. The Code is based on a fundamental principle — our expectation to do what is right and to act with integrity — and is designed to promote honest and ethical conduct, compliance with applicable laws and regulations, and accountability throughout the organization.
The Code requires compliance with standards relating to conflicts of interest, protection of company assets and confidential information, accurate recordkeeping, fair competition, anti-bribery and corruption, insider trading, and appropriate public communications. It also establishes expectations for lawful and ethical interactions with customers, suppliers, business partners, and government entities.
The Code emphasizes Sunbelt’s commitment to a safe, respectful, and inclusive workplace and to responsible corporate citizenship. It includes standards addressing health and safety, human rights, fair labor practices, environmental stewardship, and community engagement. The Code provides multiple avenues for reporting concerns, including a confidential compliance hotline, and prohibits retaliation against individuals who raise concerns in good faith. Any waiver of the Code for directors or executive officers may be granted only by the Board (or a committee thereof).
The Code, which is reviewed periodically by our Nominating Committee, requires our employees to know and follow the Code, Sunbelt’s policies and the laws and regulations applicable to our business. Our employees are expected and encouraged to report any violations or suspected violations of the Code. We have published the Code on our website in the “Governance Documents” section at
https://ir.sunbeltrentals.com/governance/governance-documents
, where we intend to disclose any future amendments to or waivers of our Code requiring disclosure under applicable law and NYSE listing standards.
Securities Trading Policy

The Company has adopted a Securities Trading Policy that governs any transactions in Sunbelt securities (including purchases, sales and other dispositions) by the Company’s directors, officers and employees. We believe that our policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the NYSE listing standards.
Under our Securities Trading Policy, our directors, officers and employees are prohibited from engaging in derivative trading, short-selling or otherwise hedging our securities. This restriction includes “short sales,” “short sales against the box,” the purchase and sale of “put” and “call” options, and hedging transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds). Our directors, officers and employees are also prohibited from holding Company securities in a margin account or pledging Sunbelt securities as collateral for a loan.
A copy of our Securities Trading Policy can be found as an exhibit to our Annual Report on Form
10-K
for the fiscal year ended April 30, 2026.

2026 Proxy Statement	17

Corporate Governance

Management Development and Succession Planning

The Board oversees the Company’s succession-planning processes for the Chief Executive Officer and other senior executives. The Board conducts an annual review of the Chief Executive Officer succession plan, including discussions with the Chief Executive Officer and independent directors regarding potential successors, leadership development, and anticipated timing, and the independent directors periodically meet in executive sessions to discuss Chief Executive Officer succession matters. The succession plan addresses both planned transitions and emergency situations, and potential candidates are evaluated based on criteria aligned with the Company’s strategy, including strategic vision, leadership capabilities, and operational execution. In addition, the Board periodically reviews succession plans for other senior officers and works with the Chief Executive Officer to identify and develop individuals capable of assuming key leadership roles.
Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board by mail. Such correspondence should be sent to: Sunbelt Rentals Holdings, Inc., c/o Corporate Secretary, 1799 Innovation Point, Fort Mill, South Carolina 29715. Other methods by which a person may contact the Board may be set forth on the Company’s website. All communications received as set forth above will be opened by the Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, relates to the functions of the Board or its committees or that the Secretary otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward communications received that are unrelated to the responsibilities of the Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, patently offensive or otherwise inappropriate material.

18	2026 Proxy Statement

Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

Related Person Transactions Approval Policy

Our Board has adopted a policy governing the review, approval or ratification of “related person” transactions. Under the policy, a “related person” includes our directors, director nominees, executive officers and greater than 5% stockholders, and any of their immediate family members, and a “related person transaction” includes one in which (1) the total amount may exceed $120,000, (2) the Company was or is to be a participant, and (3) a related person had or will have a direct or indirect material interest.

The policy provides that, before a related person enters into a potential related person transaction, the potential related person transaction must be reviewed by the Company’s General Counsel (or their designee). If the General Counsel determines that the transaction or relationship does constitute a related person transaction, the General Counsel will report the related person transaction to the Audit Committee for review.

In evaluating a related person transaction, the Audit Committee considers all relevant facts and circumstances, including the purpose and potential benefits to the Company, whether the transaction was undertaken in the ordinary course of Sunbelt’s business and is on terms comparable to those available from unaffiliated third parties, the extent of the related person’s interest, and whether the transaction would impair the independence of any director. The Audit Committee may approve, conditionally approve, ratify, amend, or terminate a related person transaction and may establish guidelines for the management of ongoing transactions. Transactions requiring prompt action may be approved by the Audit Committee chair, with subsequent reporting to the full committee.

The policy also provides for standing pre-approval of certain categories of transactions that the Audit Committee has determined do not present a material risk of conflict, including specified compensation arrangements, ordinary-course transactions where the related person’s interest is limited, equity holder transactions with benefits shared pro rata with other holders, certain Company charitable contributions, and indemnification and insurance payments pursuant to Board-approved policies or arrangements.

Transactions with Related Persons

Other than as described below, there were no transactions, and there are no currently proposed transactions, that would require disclosure as a related person transaction under Item 404 of Regulation S-K.

Kyle Horgan, our Executive Vice President, Specialty, is the brother of Brendan Horgan, our Chief Executive Officer. He has been an employee of the Company since July 1998. In consideration of services, Mr. Horgan received total cash compensation for the fiscal year ended April 30, 2026 of approximately $1,082,483, including a base salary of $458,000 and bonuses of approximately $624,483. In addition, Mr. Kyle Horgan received vested equity award proceeds under the LTIP corresponding to a value of $490,958, including $19,769 in cash dividends, in fiscal year 2026. He also received benefits generally available to all employees with similar responsibilities and positions, including medical insurance, life and long-term disability coverage and a car benefit. We expect that total compensation for Mr. Kyle Horgan, including salary and bonuses, will exceed $120,000 in the fiscal year ending April 30, 2027. Mr. Kyle Horgan’s compensation is determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions, and subject to review by the Compensation Committee.

2026 Proxy Statement	19

Director Compensation

Director Compensation

Overview of Non-Employee Director Compensation

In the fiscal year ended April 30, 2026, our non-employee directors were eligible to receive the following cash retainers, paid monthly in arrears (for service on the Ashtead Group plc board of directors) and quarterly in arrears (for service on the Sunbelt Board):

Annual Retainer for Ashtead Board Membership	Annual Retainer

Annual service as Chair	£475,000

Annual service on the Board of Directors	£90,000

Annual service as senior independent director	£25,000

Additional Annual Retainer for Ashtead Committee Membership

Annual service as chair of the Audit Committee	£25,000

Annual service as chair of the Remuneration Committee	£25,000

Annual service as chair of the Nomination Committee	£25,000

Annual service as chair of the Finance and Administration Committee	£25,000

Annual Retainer for Sunbelt Board Membership	Annual Retainer

Annual service as Chair	$450,000

Annual service on the Board of Directors	$120,000

Additional Annual Retainer for Sunbelt Committee Membership

Annual service as chair of the Audit Committee	$25,000

Annual service as chair of the Compensation Committee	$25,000

Annual service as chair of the Nominating and Corporate Governance Committee	$25,000

In addition, we reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in carrying out their duties as a director (including any tax arising thereon) and other modest benefits as appropriate.

Equity Based Awards to Non-Employee Directors

The Board adopted a compensation policy for our non-employee directors, effective as of the U.S. Listing, that consists of annual retainer fees and long-term equity awards.

Pursuant to this policy, each eligible non-employee director will receive an annual cash retainer of $120,000. The Chair of the Board will receive an additional annual cash retainer of $450,000, the Chair of the Audit Committee will receive an additional annual cash retainer of $25,000, the Chair of the Compensation Committee will receive an additional annual cash retainer of $25,000 and the Chair of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $25,000. Each annual cash retainer will be paid quarterly in arrears.

Also, pursuant to this policy, on the date of any annual meeting of our stockholders, we intend to grant each eligible non-employee director an award of restricted stock units with a grant date fair value of $175,000. The terms of each such award will be set forth in a written award agreement, which will provide for vesting on the earlier of the day immediately preceding the subsequent annual meeting of our stockholders and the first anniversary of the grant date, subject to the applicable non-employee director continuing in service through such vesting date.

20	2026 Proxy Statement

Director Compensation

In addition, on March 2, 2026, the effective date of the U.S. Listing and Sunbelt’s first Form S-8 registration statement for the Company’s 2026 Omnibus Equity Incentive Plan (the “Omnibus Plan”), the Board granted each non-employee director then serving on the Board an award of 1,189 restricted stock units with a grant-date fair value of $87,736. This award represents the prorated portion of the annual restricted stock unit award valued at $175,000, calculated based on the number of days between (i) March 2, 2026, the effective date of the U.S. Listing, and (ii) September 1, 2026, the date of the Company’s Annual Meeting, divided by 365.

Non-employee directors who are appointed after the effectiveness of the U.S. Listing and prior to the date of the Annual Meeting (and between subsequent annual meetings) will receive prorated awards of restricted stock units.

Each of the foregoing restricted stock unit awards held by a non-employee director will vest in full immediately prior to the occurrence of a change in control (as defined in the Omnibus Plan), to the extent outstanding at such time. All restricted stock unit awards granted under this policy will be granted under, and subject to the limits of, the Omnibus Plan and an award agreement thereunder.

Stock Ownership Guidelines

To help ensure that the interests of our non-employee directors align with those of our stockholders, the Board adopted stock ownership guidelines for members of the Board. Pursuant to the ownership guidelines, each non-employee director who has served for a period of five years following the later of (i) March 2, 2026 (the effective date of the U.S. Listing) or (ii) the date of the director’s initial appointment or election to the Board is expected to have attained, and continuously maintained thereafter, minimum ownership of Company common stock equal in value to five times (5x) the annual base retainer. Shares that are counted toward this ownership requirement include shares beneficially owned by the director (including those held by a spouse or family trust) and shares underlying unvested restricted stock unit awards. Until the required level of ownership is achieved, each non-employee director is required to hold at least 50% of the shares received from the vesting of restricted stock units.

Fiscal 2026 Director Compensation Table

The following table presents the total compensation paid, awarded or earned with respect to each person who served as a non-employee director in the fiscal year ended April 30, 2026. Mr. Brendan Horgan, who is a named executive officer, did not receive additional compensation for his service as a director. Lucinda Riches and Tanya Fratto, who retired from the Board of Directors of Ashtead Group plc on September 2, 2025, the date of Ashtead’s 2025 annual meeting of shareholders, and Mses. Jamison and Singh-Bushell, who did not serve on the Board during fiscal 2026, have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Paul Walker	633,543	87,736	—	721,279

Nando Cesarone	91,015	87,736	—	178,751

Angus Cockburn	181,667	87,736	—	269,403

Jill Easterbrook	121,250	87,736	—	208,986

Renata Ribeiro	121,250	87,736	—	208,986

Jamie Singleton	112,048	87,736	—	199,784

Roy Twite	121,250	87,736	—	208,986

(1)

The fees for each non-employee director reported in the table above represent the aggregate of the fees paid from May 1, 2025 through March 1, 2026, for service on the Ashtead Group plc board of directors and the fees paid from March 2, 2026, through April 30, 2026, for service on the Sunbelt Rentals Holdings, Inc. Board. Please see the table below for the respective amounts paid for service on each board of directors during fiscal 2026. The amounts reported for service on the Ashtead Group plc board of directors were paid in British pounds and presented in U.S. dollars at an exchange rate of $1.3438 per £1.00, which represents Ashtead’s average exchange rate for the period from May 1, 2025 through March 1, 2026.

2026 Proxy Statement	21

Director Compensation

Name	Ashtead Fees Earned or Paid in Cash ($)	Sunbelt Fees Earned or Paid in Cash ($)

Paul Walker	534,376	99,167

Nando Cesarone	71,015	20,000

Angus Cockburn	157,500	24,167

Jill Easterbrook	101,250	20,000

Renata Ribeiro	101,250	20,000

Jamie Singleton	87,881	24,167

Roy Twite	101,250	20,000

(2)

The Board adopted, effective upon the U.S. Listing, its Non-Employee Director Compensation Policy, pursuant to which each non-employee director received on March 2, 2026, a prorated award of restricted stock units with a grant date fair value of $87,736, based on the number of days between the effectiveness of the U.S. Listing and September 1, 2026, the date of our Annual Meeting, divided by 365. These awards were granted under the 2026 Omnibus Equity Incentive Plan and vest in full on the earlier of (i) the first anniversary of the grant date and (ii) August 31, 2026, the date immediately preceding the date of our Annual Meeting. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Share-Based Compensation — Non-Employee Director Awards.” See Note 20 of the consolidated financial statements in Sunbelt’s Annual Report on Form 10-K for the fiscal year ended April 30, 2026, regarding assumptions underlying valuation of equity awards.

(3)

As of April 30, 2026, each of the non-employee directors listed in the table above held 1,189 unvested restricted stock units granted March 2, 2026, that vest as described in footnote (2) above. As of April 30, 2026, none of the non-employee directors held outstanding unexercised option awards.

22	2026 Proxy Statement

Executive Officers

Executive Officers

The following table sets forth our executive officers as of the date of this Proxy Statement. Except as described in “Certain Relationships and Related Person Transactions – Transactions with Related Persons” above, there is no family relationship between or among our executive officers and directors. Directors are elected or appointed to hold office until the next annual meeting of stockholders or until such director’s successor is elected and qualified or such director’s earlier death, retirement or removal. Officers are appointed by our Board and hold office until death, resignation or removal by the Board, subject to the terms of any employment agreements.

Name	Age	Position

Brendan Horgan	52	Chief Executive Officer and Director

Alex Pease	54	Chief Financial Officer

John Washburn	55	Executive Vice President, Chief Operating Officer, General Tool

Lynne Fuller-Andrews	58	Executive Vice President, General Counsel and Corporate Secretary

Kyle Horgan	51	Executive Vice President, Specialty

Brad Lull	51	Executive Vice President, Strategy and Business Development

Barbara Clark	46	Senior Vice President and Chief Accounting Officer

Biographical information concerning our executive officers is provided below (other than Mr. Brendan Horgan, whose biographical information is provided under “Proposal 1 — Election of Directors — Biographical Information for Nominees” above):

Alex Pease was appointed as Chief Financial Officer of Sunbelt in December 2025. Prior to his current position, Mr. Pease served as Chief Financial Officer (from March 2025 to March 2026) and Chief Financial Officer Designate (from October 2024 to March 2025) of Ashtead Group plc. Previously, Mr. Pease served as Chief Financial Officer of WestRock Company from November 2021 until its merger with Smurfit Kappa Group plc in July 2024. Before that, Mr. Pease served as Chief Financial Officer for CommScope (from April 2018 to November 2021), as Chief Financial Officer for Snyder’s-Lance (from November 2016 to April 2018) and as Chief Financial Officer of EnPro Industries (from February 2011 to September 2015). Prior to transitioning to financial leadership roles, Mr. Pease spent more than 10 years with McKinsey & Company in a wide range of advisory roles, leaving as a partner in 2011. Mr. Pease graduated from the U.S. Naval Academy in 1994 and served as a U.S. Navy SEAL (from 1994 to 2000). Mr. Pease also earned an M.B.A. from the Tuck School of Business at Dartmouth.

John Washburn was appointed as Executive Vice President, Chief Operating Officer, General Tool of Sunbelt in December 2025. Previously, Mr. Washburn served as Chief Operating Officer of Sunbelt Rentals North America, General Tool (from December 2023 to March 2026) and Executive Vice President of Sales and Marketing of Sunbelt Rentals North America (from April 2021 to December 2023). With over 32 years’ experience within the North American equipment rental industry, Mr. Washburn has held leadership positions of increasing scope and responsibility with Sunbelt Rentals, including serving as Senior Vice President of Sales. Mr. Washburn received his B.A. in Business Management at Ohio Dominican University.

Lynne Fuller-Andrews was appointed as Executive Vice President, General Counsel and Corporate Secretary of Sunbelt in December 2025. Prior to her current position, Ms. Fuller-Andrews served as Executive Vice President and General Counsel of Ashtead (from May 2024 to March 2026) and Senior Vice President and General Counsel of Sunbelt Rentals, Inc. (from September 2021 to May 2024). Previously, Ms. Fuller-Andrews served as Vice President and Deputy General Counsel of Hanesbrands Inc. (from January 2013 to August 2021). Before that, Ms. Fuller-Andrews served as Assistant General Counsel and later Associate General Counsel for Hanesbrands Inc. and as Corporate Counsel and Employment Counsel for Sara Lee Corporation. Ms. Fuller-Andrews received a B.A. in Economics and Industrial Relations at the University of North Carolina at Chapel Hill and earned a J.D. from the University of North Carolina School of Law.

2026 Proxy Statement	23

Executive Officers

Kyle Horgan was appointed as Executive Vice President, Specialty of Sunbelt in December 2025. Prior to his current position, Mr. Horgan served as Executive Vice President, Specialty of Sunbelt Rentals North America (from May 2023 to March 2026). Previously, Mr. Horgan served as Senior Vice President of Business Development (from December 2017 to April 2022), Senior Vice

President of Operations (from May 2014 to December 2017), Operational Vice President (from May 2007 to May 2014), and in various other positions, having joined Sunbelt Rentals North America in July 1998. Mr. Horgan received a B.A. in Business Administration and Marketing from James Madison University.

Brad Lull was appointed as Executive Vice President, Strategy and Business Development of Sunbelt in December 2025. Prior to his current role, Mr. Lull served as Executive Vice President, Strategy and Business Development of Sunbelt Rentals North America (from November 2017 to March 2026). Mr. Lull joined Sunbelt Rentals North America as Marketing Director in October 1997, serving in roles of increasing responsibility, including District Manager, Vice President of Business Development and Executive Vice President of Central Operations. Mr. Lull received his B.S. in Liberal Arts from York College of Pennsylvania.

Barbara Clark was appointed as Senior Vice President and Chief Accounting Officer of Sunbelt in December 2025. Prior to her current role, Ms. Clark served as Senior Vice President and Chief Accounting Officer of Ashtead (from January 2025 to March 2026). Previously, Ms. Clark served as Ashtead’s Director of Group Finance (from October 2018 to December 2024) and Director of Financial Reporting (from July 2016 to October 2018). Before joining Ashtead, Ms. Clark spent fifteen years at Deloitte, including as Audit Director (from June 2012 to June 2016) and Senior Manager (from June 2008 to May 2012). Ms. Clark earned her M.A. in Social and Political Science from the University of Cambridge.

24	2026 Proxy Statement

Stock Ownership

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of Common Stock beneficially owned as of July 6, 2026, by those known to us to beneficially own more than 5% of the outstanding shares of Common Stock, by our directors, nominees and named executive officers (as defined below under “Executive Compensation”) individually, and by our directors and all of our executive officers as a group.

For purposes of this table, unless otherwise indicated, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, pursuant to which, in general, a person is deemed to be the beneficial owner of a security if they have or share the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if they have the right to acquire the beneficial ownership of the security within 60 days. Any fractional shares are rounded to the nearest whole share. The percentage of shares outstanding provided in the tables are based on 409,947,556 shares of Common Stock issued and outstanding as of July 6, 2026. The address of each of our directors and executive officers listed below is c/o Sunbelt Rentals Holdings, Inc., 1799 Innovation Pt, Fort Mill, South Carolina 29715.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Principal stockholders:

Dodge & Cox(2)	53,101,847	(5)	12.95%

BlackRock, Inc.(3)	22,259,087	(6)	5.43%

Vanguard Capital Management(4)	31,469,998	(7)	7.68%

Named executive officers and directors:

Brendan Horgan	443,379		*

Alex Pease	—		*

John Washburn	39,359		*

Lynne Fuller-Andrews	13,345		*

Brad Lull	47,607		*

Paul Walker	15,189	(8)	*

Nando Cesarone	1,189	(8)	*

Angus Cockburn	2,189	(8)	*

Jill Easterbrook	1,189	(8)	*

Cynthia Jamison	—		*

Renata Ribeiro	1,789	(8)	*

Ekta Singh-Bushell	—

James Singleton	1,189	(8)	*

Roy Twite	2,739	(8)	*

All current executive officers and directors as a group (14 persons)	652,219		*

*	Represents less than 1%.

(1)

Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

2026 Proxy Statement	25

Stock Ownership

(3)	The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)	The address of Vanguard Capital Management is 100 Vanguard Blvd, Malvern, PA 19355.

(5)

Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on April 7, 2026. Dodge & Cox reported having sole voting power over 51,069,892 shares and sole dispositive power over 53,101,847 shares.

(6)

Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on April 27, 2026. BlackRock, Inc. reported having sole voting power over 20,435,148 shares and sole dispositive power over 22,259,087 shares.

(7)

Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on April 29, 2026. Vanguard Capital Management reported having sole voting power over 5,370,958 shares and sole dispositive power over 31,469,998 shares.

(8)	The beneficial ownership amount includes 1,189 restricted stock units scheduled to vest on August 31, 2026, the date immediately preceding the date of our Annual Meeting.

26	2026 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The table below provides information regarding the Company’s equity compensation plans as of April 30, 2026.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the First column)

Equity compensation plans approved by security holders	2,605,118	(1)	—	17,541,895

Equity compensation plans not approved by security holders	—		—	—

Total	2,605,118		—	17,541,895

(1)

Consists of 658,105 shares of Common Stock to be transferred to participants pursuant to RSUs under the Omnibus Plan and 1,947,013 shares of Common Stock to be transferred to participants pursuant to RSUs and PSUs (after applying an 85.5% performance factor to the PSUs) under the Ashtead Group Long-Term Incentive Plan 2021. Does not include 178,638 shares to be transferred to participants pursuant to vested PSUs for which settlement has been deferred in accordance with the NQDC Plan.

2026 Proxy Statement	27

Proposal 2 – Advisory Vote to Approve Executive Compensation

Proposal 2 – Advisory Vote to Approve Executive Compensation

We are seeking an advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act and Rule 14a-21(a) thereunder.

Sunbelt’s executive compensation programs are designed to support the Company’s strategy; provide a clear link between compensation outcomes and overall corporate performance; provide alignment between the structures of executive and employee remuneration, reinforcing the Company’s culture; ensure remuneration is competitive against companies of similar size and complexity; and provide a policy that reflects best practice governance for a FTSE company while being cognizant of the relevant market for executive talent.

For these reasons, and based on the information provided in this Proxy Statement, the Board recommends that stockholders vote in favor of the following advisory resolution:

“RESOLVED, that the compensation paid to Sunbelt Rentals Holdings, Inc.’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this vote is advisory, it will not be binding upon Sunbelt or the Board. The Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

The outcome of this advisory vote will be determined by the affirmative vote of the majority in voting power of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same impact of votes “AGAINST” this proposal, and broker non-votes will not affect the outcome.

Board Recommendation

The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation paid to Sunbelt’s named executive officers.

28	2026 Proxy Statement

Proposal 3 – Advisory Vote on the Frequency of the Stockholder Advisory Vote on Executive Compensation

Proposal 3 – Advisory Vote on the Frequency of the Stockholder Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act and Rule 14a-21(a) thereunder, we are seeking a non-binding, advisory vote on the frequency with which Sunbelt will conduct future stockholder advisory votes to approve named executive officer compensation. Stockholders may indicate whether they would prefer to have future advisory votes to approve named executive officer compensation every one year, every two years, or every three years, or they may abstain.

The Board and the Compensation Committee value the feedback of our stockholders and recognize that holding an annual advisory vote provides Sunbelt with immediate feedback on our executive compensation policies and practices from a broad spectrum of stockholders. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance and sustainability matters and our executive compensation program.

The Compensation Committee believes that conducting an advisory vote on named executive officer compensation on an annual basis is appropriate for the Company and its stockholders and recommends that stockholders vote in favor of a frequency of every one year.

Because this vote is advisory, it will not be binding upon Sunbelt or the Board. The Board and the Compensation Committee will consider the outcome of the vote, along with other relevant factors, when making decisions regarding the frequency of conducting an advisory vote on named executive officer compensation.

Required Vote

The outcome of this advisory vote will be determined by a plurality of the votes cast by the holders of shares entitled to vote on the proposal. Accordingly, abstentions and broker non-votes will not affect the outcome. The frequency option (i.e., every 1 year, 2 years or 3 years) that receives the most votes will be deemed the option chosen by stockholders in connection with the advisory vote.

Board Recommendation

The Board unanimously recommends a vote for the option of “1 YEAR” as the frequency for future advisory votes on named executive officer compensation.

2026 Proxy Statement	29

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our named executive officers (our “NEOs”) listed in the Summary Compensation Table below for fiscal year 2026 (i.e., May 1, 2025, through April 30, 2026) and how fiscal year 2026 compensation aligned with our Company’s executive compensation philosophy. For fiscal year 2026, our NEOs were:

Named Executive Officer	Position with the Company during fiscal year 2026

Brendan Horgan	Chief Executive Officer

Alex Pease	Chief Financial Officer

John Washburn	Executive Vice President, Chief Operating Officer, General Tool

Lynne Fuller-Andrews	Executive Vice President, General Counsel and Corporate Secretary

Brad Lull	Executive Vice President, Business Development & Strategy

For additional information regarding the compensation of our NEOs for fiscal 2026, see “Executive Compensation Tables – Summary Compensation Table” and the other compensation-related tables and disclosures below.

Transition to a U.S.-Aligned Compensation Program

Sunbelt is primarily a U.S.-focused business, reporting in U.S. dollars, with substantially all of its operating profit generated in North America, which is also the Company’s core growth market. Our executive management team and operational headquarters are based in the United States, and the vast majority of our employees are located in North America.

While our executive compensation programs have generally been competitive for a U.K. public company listed on the London Stock Exchange, their design and structure have not been aligned to the U.S. market, where we source and maintain most of our critical talent.

Following extensive stockholder engagement, our Board previously determined that redomiciling to the U.S., together with moving our primary listing to the NYSE, best supported the execution of our strategy and would be in the best interests of both the business and our stockholders. In connection with the completion of our redomiciliation and the transition of our primary listing to the NYSE, we are working to further develop an executive compensation program that is competitive with our selected peer group in the U.S. talent market.

Because the Redomiciliation and U.S. Listing occurred shortly before the end of fiscal year 2026, the disclosure in this Compensation Discussion and Analysis primarily reflects the compensation programs approved by the Ashtead Remuneration Committee in 2025 for executives of a U.K.-listed company. At the end of fiscal year 2026, we initiated a comprehensive review of our executive compensation philosophy, principles, and programs. As a result, we implemented the changes described below under “—Executive Compensation Program for Fiscal 2027.”

We expect to continue this review during fiscal year 2027, including reassessing our compensation peer group, to ensure continued competitiveness in the markets in which we operate and to better position the Company to attract, retain, and incentivize senior leadership. The Compensation Committee anticipates that, following completion of this process, further adjustments to our executive compensation programs and policies may be warranted.

Compensation Program Overview, Policies and Objectives

Our compensation philosophy and approach for fiscal 2026 was largely rooted in practices and norms for the UK listing environment. However, the approach also needed to be credible in our relevant talent markets, which includes the U.S. For fiscal 2026, our compensation principles were designed to:

•	support the Company’s strategy;

•	provide a clear link between compensation outcomes and overall corporate performance;

•	provide alignment between the structures of executive and employee remuneration, reinforcing the Company’s culture;

30	2026 Proxy Statement

Compensation Discussion and Analysis

•	ensure remuneration is competitive against companies of similar size and complexity; and

•	provide a policy that reflects best practice governance for a FTSE company while being cognizant of the relevant market for executive talent.

Our compensation policy and practices appropriately address the following six pillars: clarity; simplicity; risk; predictability; proportionality; and alignment to culture.

•	Clarity: the policy is transparent and its implementation is disclosed in a straightforward and consistent manner both to shareholders and employees;

•	Simplicity: the Company adopts compensation structures for named executive officers that are not complex and which are typical of the markets in which the Company competes for talent;

•

Risk: the policy has been designed to discourage inappropriate risk-taking with an appropriate mix of fixed and variable compensation. Variable elements are focused on the long-term success of the Company, with awards under the deferred bonus plan and long-term incentive plan being subject to claw-back provisions. Performance conditions are reviewed regularly to ensure they remain sufficiently stretch to ensure poor performance is not rewarded, but without being so stretch as to encourage and incentivize excessive risk taking;

•	Predictability: Incentive arrangements are applied consistently over time and subject to clearly defined pay-out schedules, deferral requirements and shareholding policies;

•

Proportionality: The Committees retains appropriate discretion to adjust formulaic bonus and long-term incentive outcomes, where these would otherwise result in outcomes that are not aligned with shareholders’ experience; and

•	Alignment to culture: Compensation practices are aligned with the Company’s purpose, values and strategy.

Stockholder Engagement

To support our efforts to maintain effective corporate governance, executive compensation and sustainability practices, and to help us better understand the views of our stockholders on key topics, we proactively reach out to, and engage with, our stockholders.

In advance of Ashtead’s 2025 Annual General Meeting, the Company proactively offered its top 15 shareholders—representing over 42% of issued share capital—the opportunity to engage directly with the Chairman of the Board on corporate governance, executive compensation and sustainability topics, with two major institutional shareholders that collectively represented approximately 16% of our outstanding common stock, accepting and participating in engagement meetings.

Following the U.S. Listing, the Company has maintained its ongoing, targeted investor outreach program, led by its Investor Relations team and with participation by the Chairman of the Board, engaging in investor meetings with two major institutional shareholders.

Feedback from these engagements, which has generally been favorable and supportive of management and the Board, is shared with the Board and informs our decision-making on governance, compensation and sustainability matters.

In addition to our governance, compensation and sustainability focused outreach, we also engage routinely with our stockholders through our quarterly earnings calls and our participation in periodic industry presentations and conferences.

Because the completion of our redomiciliation and the transition of our primary listing to the NYSE occurred shortly before the end of fiscal year 2026, we have not yet conducted an advisory vote of our stockholders to approve the compensation of our NEOs (a “say-on-pay” vote) pursuant to Section 14A of the Securities Exchange Act of 1934. Accordingly, the Compensation Committee did not consider the results of any prior say-on-pay vote in determining executive compensation policies and decisions for fiscal year 2026. We expect to hold our first say-on-pay vote at our next annual meeting of stockholders, and the Compensation Committee intends to consider the outcome of that vote, together with the feedback received through our ongoing stockholder engagement, in connection with future executive compensation decisions.

2026 Proxy Statement	31

Compensation Discussion and Analysis

Elements of Compensation

The table below sets forth each material element of named executive officer compensation during fiscal 2026.

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

Base Salary	Competitive salaries are set to attract, retain and motivate executives to deliver the long-term success of the Company’s business strategy, without paying more than is necessary to fill the roles with highly qualified individuals.

Reviewed annually; changes were generally effective on May 1 for Mr. Horgan and June 1 for other named executive officers.

Base salary is payable on a bi-weekly basis.

The CEO’s base salary for fiscal 2026 was determined by the Remuneration Committee, taking into consideration his skills, experience, performance and position relative to compensation peer companies. The fiscal 2026 base salaries for the other NEOs were determined by the CEO, with oversight from the Remuneration Committee.

When determining increases, consideration was given to: (i) scope of role and responsibility; (ii) personal performance; (iii) Company performance; (iv) compensation trends across the Company; and (v) competitive market practice.

Base salaries are typically positioned around the median level for comparable positions in the relevant market for talent.

In general, increases will normally be no higher than the typical increases for other employees in the relevant geography.

Each of the Committees may, in its discretion, provide larger increases in certain circumstances, such as a change in scope and/or responsibilities or development in the role.

Not applicable.

Annual Cash Bonus	Annual cash bonuses for fiscal 2026 were facilitated through the Ashtead Group plc 2017 Deferred Bonus Plan (the “DBP”), which was discontinued at the end of fiscal year 2026, upon the expiration of the most recent three-year period. The purposes of	The DBP ran for consecutive three-year periods with a significant proportion of any earned bonus being compulsorily deferred into DBP awards. Based on achievement of predetermined annual performance targets, participants received	The maximum bonus opportunity as a percentage of base salary with respect to fiscal year 2026 was 225% for Mr. Horgan, 175% for Mr. Pease and 150% for the other named executive officers. 50% of the maximum bonus was	The Remuneration Committee selected financial targets for the fiscal 2026 annual bonuses at the start of the fiscal year. The Company operates in a rapidly changing sector and, therefore, the Compensation Committee retains

32	2026 Proxy Statement

Compensation Discussion and Analysis

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics
the DBP were to incentivize the executives to achieve clearly defined annual targets, while aligning short-term and long-term rewards through compulsory deferral of a portion of the bonus payout earned into share equivalent units that tracked the value of a share of Company Common Stock (referred to as “DBP awards”). This deferral enhanced retention and aligned executives with stockholder interests.

two-thirds of the combined total of their earned bonus payout for the current year and the value of any DBP awards brought forward from the previous year at the then-current share price. The other one-third was compulsorily deferred into a new DBP award evaluated at the then current share price. Fiscal 2026 represented the third year of the most recent three-year cycle, after which the DBP was discontinued.

DBP awards were subject to 50% forfeiture for each subsequent year of the plan period where performance fell below the forfeiture threshold established by the Remuneration Committee.

At the expiration of each three-year period, participants would, subject to attainment of the performance conditions established for that year, receive in cash their bonus payout earned for that year plus the value of any outstanding DBP awards brought forward from the prior two years at the then current share price.

The annual bonus payouts are subject to the Company’s clawback provisions described under “—Compensation Clawback Provisions” below.

paid for target performance and 30% of the maximum bonus was paid for threshold performance. No amounts were paid for performance below threshold.

discretion to change the weighting of the measures, or use different measures, for subsequent fiscal years, as appropriate.

Payouts for fiscal 2026 were determined by the Compensation Committee after the year-end, taking into account performance against the predetermined targets. The Compensation Committee retained, but did not exercise, the discretion to review outcomes to ensure they were appropriate in the context of overall performance and how it was delivered.

Each of the Committees has the discretion to adjust measures, targets or weightings for any exceptional events that may have occurred during the year.

2026 Proxy Statement	33

Compensation Discussion and Analysis

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

Restricted Stock Units (“RSUs”)	The RSUs awarded to the NEOs in fiscal 2026 were granted under the Ashtead Group Long-Term Incentive Plan 2021 (“LTIP”) to attract and retain executives in talent markets where hybrid equity incentive arrangements are common and to incentivize the executives to deliver the long-term success of the Company’s business strategy, while achieving sustainable long-term shareholder value creation.	Annual RSU awards normally vest, subject to continued employment through the applicable vesting date in equal tranches over a period of three or four years.	The number of RSUs awarded to each NEO for fiscal 2026 was determined by dividing (i) the NEO’s total RSU opportunity, calculated based on a percentage of the NEO’s base salary (i.e., 150% for Mr. Horgan, 90% for Mr. Pease and 75% for each of the other NEOs) by (ii) the closing price of a share of Company Common Stock on the date of grant.	Following the effectiveness of the U.S. Listing, the underpin for Messrs. Horgan and Pease and the holding period for Mr. Horgan no longer apply. See “Equity Awards - Equity Awards Granted in 2026,” below for further discussion.

Performance Stock Units (“PSUs”)

PSUs awarded to the named executive officers in fiscal 2026 were granted under the LTIP to incentivize the executives to optimize business performance through the economic cycle and to deliver the long-term success of the Company’s business strategy, while achieving sustainable long-term shareholder value creation.

The Company operates in an inherently cyclical business with high capital requirements. The performance measures and targets were chosen to ensure an appropriate dynamic tension between growing earnings ahead of market rates, delivering strong return on investment, creating shareholder value and achieving the sustainability objectives underpinning our corporate purpose.

Annual awards vest subject to achievement of predetermined performance targets and continued employment through the applicable vesting date. Performance is measured over a three-year performance period.

For Mr. Horgan, vested shares (net of taxes) were required to be held for an additional two years following vesting. Following the effectiveness of the U.S. Listing, this holding period for Mr. Horgan no longer applies. See “Equity Awards - Equity Awards Granted in 2026,” below for further discussion.

The grant levels, performance measures and underlying targets, as well as their weightings, are reviewed each year by the respective Committee to ensure continued

The maximum annual PSU award opportunity as a percentage of base salary with respect to fiscal year 2026 was 700% for Mr. Horgan, 210% for Mr. Pease and 175% for the other named executive officers.

Prior to the grant of fiscal 2026 PSUs, the Remuneration Committee selected performance measures and targets.

The Remuneration Committee selected performance measures and targets for the PSUs awarded in fiscal 2026 that were intended to (i) align with the Company’s strategic priority of delivering sustainable long-term shareholder value creation, (ii) ensure an appropriate dynamic tension between growing earnings ahead of market rates, (iii) deliver strong return on investment, creating shareholder value, and (iv) achieve the sustainability objectives underpinning the Company’s corporate purposes.

34	2026 Proxy Statement

Compensation Discussion and Analysis

Component	Purpose and Link to Strategy, Long-term Interests and Sustainability	Operation	Opportunity	Performance Metrics

alignment with the Company’s long-term strategy.

PSUs included the right to receive dividend equivalents on vested shares.

PSU awards are subject to the Company’s clawback provisions described under “—Compensation Clawback Provisions” below.

Retirement and Other Benefits	To provide a market competitive package to attract and retain executives.

The NEOs are eligible to participate in the Sunbelt Rentals, Inc. Retirement Savings Plan, a defined contribution plan, and the Executive Non-Qualified Excess Plan of Sunbelt Rentals, Inc. (“NQDC”), under which participants may elect to defer all or a portion of their eligible compensation.

Other benefits generally include health insurance, life insurance, disability coverage (including 12 weeks of salary continuation), and company car allowance. The type and level of benefits are reviewed periodically by the respective Committee to ensure they remain market competitive.

			Employer contributions are discretionary; however, for fiscal 2026, employer contributions were made based on a 100% match of the NEOs’ contributions to the NQDC plan, up to the NEO’s annual Internal Revenue Code 402(g) limit.	Not applicable.

Roles of the Remuneration and Compensation Committees

During fiscal 2026, compensation of the named executive officers was overseen by the Ashtead Remuneration Committee (the “Remuneration Committee”) and the Sunbelt Compensation Committee (the “Compensation Committee,” and together with the Remuneration Committee, the “Committees”). The composition and roles of each of the Committees are described further below.

2026 Proxy Statement	35

Compensation Discussion and Analysis

The principal roles of the Remuneration Committee with regard to the fiscal 2026 compensation for the named executive officers included the following:

•

determined the executive compensation of the Chief Executive Officer, consistent with the Directors’ Remuneration Policy approved by Ashtead’s shareholders at its annual general meeting of shareholders in September 2024 (the “Remuneration Policy”);

•	exercised oversight with regard to the base salary adjustments for the other named executive officers for fiscal 2026, which were determined by the Chief Executive Officer;

•

established the performance measures and targets for the fiscal 2026 annual cash bonus opportunities under the DBP and the fiscal 2026 performance share unit awards granted to the named executive officers; and

•	approved the fiscal 2026 long-term incentive awards for the named executive officers, which consisted of PSUs and RSUs.

The Remuneration Committee was, as of March 1, 2026 (immediately preceding the effectiveness of the Redomiciliation), chaired by James Singleton. The Remuneration Committee received advice from independent remuneration consultants, as appropriate, to supplement its knowledge and to keep the committee updated on current trends and practices. For purposes of fiscal 2026 CEO compensation, the Remuneration Committee received advice from its independent advisor, Ellason LLP (“Ellason”), as described below under “– Benchmarking Compensation to Peers.”

The principal role of the Compensation Committee with regard to the fiscal 2026 compensation for the named executive officers consisted of evaluating the performance of the Company and the named executive officers with regard to the performance targets under the annual cash bonus opportunities awarded under the DBP for the period ending April 30, 2026, to determine the payout.

The Compensation Committee was, as of April 30, 2026, chaired by James Singleton and consisted of a total of three non-employee directors. In fiscal 2026, the Compensation Committee received advice from its independent advisor, Willis Towers Watson, in relation to the approach to executive compensation going forward. The Compensation Committee determined that Willis Towers Watson was independent of the Company under the NYSE independence standards.

An internal evaluation of the Compensation Committee was undertaken with regard to its performance in 2026. The conclusion from that process was that the performance of the Compensation Committee and its Chair were satisfactory.

Role of the Compensation Consultant

To enhance its ability to perform its responsibilities, the Compensation Committee retained Willis Towers Watson, an independent compensation consultant, to advise the Committee on executive compensation matters. The Compensation Committee reviewed its relationship with Willis Towers Watson, considered Willis Towers Watson’s independence, including whether there exist any potential conflicts of interest, and determined that the engagement of Willis Towers Watson did not raise any conflict of interest or other concerns that would adversely impact Willis Towers Watson’s independence. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the NYSE listing standards regarding compensation advisor independence. The Compensation Committee has sole authority to retain or terminate Willis Towers Watson as its independent compensation consultant and to approve its fees and other terms of engagement.

As an independent advisor to the Compensation Committee, Willis Towers Watson:

•	Reviews and recommends adjustments to the total compensation strategy, peer group and pay levels for the Company’s named executive officers;

•	Examines all aspects of the Company’s executive compensation programs to assess whether the programs continue to support the Company’s business strategy;

•	Informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs; and

•	Provides general advice to the Compensation Committee with respect to compensation decisions pertaining to the CEO and senior executives.

For discussion of the role of the Remuneration Committee’s independent advisor, Ellason, for purposes of fiscal 2026 CEO compensation decisions, please refer to “– Benchmarking Compensation to Peers” below.

36	2026 Proxy Statement

Compensation Discussion and Analysis

Benchmarking Compensation to Peers

In February 2025, in anticipation of the Committee’s review of CEO compensation for fiscal 2026, Ellason provided the Remuneration Committee with a competitive market analysis of chief executive officer pay opportunities against two comparator groups recommended by Ellason: (i) a comparator group of U.S. listed companies representing companies with a comparable scale and industry; and (ii) a comparator group of FTSE 50 companies, excluding financial services businesses. The comparator groups were consistent with those utilized by the Company for fiscal 2024 and 2025.

Comparator groups were comprised of the following companies:

U.S. Peers	FTSE 50

Trane Technologies	AstraZeneca

Waste Management	Shell

Parker-Hannifin	Unilever

Cintas Corp	Rio Tinto

Republic Services	RELX

WW Grainger	BP

United Rentals	British American Tobacco

Waste Connections	GSK

Rockwell Automation	Diageo

Xylem	National Grid

Dover Corp	Glencore

Fortive Corp	Rolls-Royce Holdings

JB Hunt Transport Services	Compass

Masco Corp	BAE Systems

Stanley Black & Decker	Experian

CH Robinson Worldwide	Haleon

WESCO International	Reckitt Benckiser

WillScot Holdings	Anglo American

Ryder System	Tesco

Herc Holdings	Imperial Brands SSE

Vodafone Group

Antofagasta

Associated British Foods

InterContinental Hotels

BT Group

Next IAG

Bunzl

2026 Proxy Statement	37

Compensation Discussion and Analysis

U.S. Peers	FTSE 50

Sage Group

Informa

Coca-Cola

Halma

Rentokil Initial

Smith & Nephew

WPP

Because comparative compensation information represents just one of the several analytic tools used in setting executive compensation, the Remuneration Committee had discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts at other companies, the Remuneration Committee may have elected in some cases to not use the comparative compensation information at all in the course of making compensation decisions. Furthermore, the Remuneration Committee considered other factors as part of the compensation decision process, such as individual and company performance, experience, tenure, scope of the role, contribution, succession planning, and retention, among other factors unique to an individual or role. Based on these considerations, the Remuneration Committee may have decided to set compensation above or below median peer group levels.

Base Salaries

The Remuneration Committee’s review of the CEO’s 2026 base salary, and the CEO’s review of the base salaries for the other named executive officers, in each case, considered the performance of Ashtead and the named executive officer, increases in salaries for the wider workforce, comparable salary practices of companies within our peer group, and the prevailing macroeconomic environment. Based on these reviews, the following increases were approved effective May 1, 2025 (for Mr. Horgan) and June 1, 2025 (for the other NEOs). The 2026 base salaries for each of the named executive officers and the corresponding percentage increase as compared to the 2025 base salaries are set forth below.

Named Executive Officer	2026 Annual Base Salary(1) ($)	Percentage Increase from 2025(2)

Brendan Horgan	1,210,691	3.5%

Alex Pease	880,000	3.5%

John Washburn	520,000	3.5%

Lynne Fuller-Andrews	495,000	10.0%

Brad Lull	468,000	3.4%

(1)	Reflects annualized base salary, which may differ from actual earnings as reflected in the section entitled “—2026 Summary Compensation Table” below due to the effective date of salary increases.

(2)	The salary increase for Ms. Fuller-Andrews was intended to better align her base salary to market levels following a review of peer company pay practices.

Annual Cash Bonuses

The maximum annual cash bonus opportunity for the CEO pursuant to the DBP, expressed as a percentage of base salary, was established through the Remuneration Policy (which was approved by Ashtead’s shareholders in September 2024 as noted above), and the CEO reviewed and approved the annual cash bonus opportunity for each of the other named executive officers. For fiscal year 2026, no changes were made to the maximum bonus percentages for the named executive officers. However, the dollar value of the 2026 maximum annual bonus opportunity for each of the NEOs increased, as compared to 2025, due to the base salary increases described above.

38	2026 Proxy Statement

Compensation Discussion and Analysis

The maximum annual cash bonus opportunity for each of the named executive officers (expressed as a percentage of base salary) is set forth below.

Named Executive Officer	Maximum Annual Bonus Opportunity

Brendan Horgan	225%

Alex Pease	175%

John Washburn	150%

Lynne Fuller-Andrews	150%

Brad Lull	150%

Establishment of Fiscal 2026 Performance Measures and Targets

At the beginning of fiscal year 2026, performance measures and targets were established for the annual cash bonus opportunities under the DBP, taking into account a range of internal and external factors, including internal forecasts, prior year performance, degree of stretch within the business plan, market conditions and expectations, and sector and regulatory developments. In setting the performance thresholds, the Remuneration Committee also took into account market expectations with regard to future developments in Ashtead’s external business environment, which in turn fed into specific objectives based on strategy. The combination of performance measures and targets for the incentive arrangements were chosen to create direct alignment to the successful implementation of our strategy, which was intended to incentivize the named executive officers to deliver sustainable long-term shareholder value. The NEOs were eligible to earn a cash bonus payment for each performance measure, each of which is measured independently from each other performance measure over the fiscal year.

The performance measures chosen for the 2026 annual cash bonus opportunity for each of Messrs. Horgan and Pease and Ms. Fuller-Andrews were:

•	The Company’s adjusted pre-tax profit, excluding impact of amortization and non-recurring costs associated with the Redomiciliation (“Company PBT”) (representing 50% of the total opportunity); and

•

The Company’s free cash flow before interest, taxation, capital allocation decisions, and certain non-recurring costs associated with the Redomiciliation (“Company Cash Flow”) (representing 50% of the total opportunity).

The performance measures chosen for the 2026 annual cash bonus opportunity for Mr. Washburn were:

•	The Company PBT (representing 25% of the total opportunity);

•

North America – General Tool segment adjusted operating profit, excluding the impact of IFRS 16, amortization and non-recurring costs associated with the Redomiciliation (“NA GT Op Profit”) (representing 25% of the total opportunity); and

•

North American (combining General Tool and Specialty segments) free cash flow before interest, taxation, capital allocation decisions and certain non-recurring costs associated with the Redomiciliation, and excluding the impact of IFRS 16 (“NA Cash Flow”) (representing 50% of the total opportunity).

The performance measures chosen for the 2026 annual cash bonus opportunity for Mr. Lull were:

•	The Company PBT (representing 25% of the total opportunity);

•	Achievement of the following role-specific goals (representing 25% of the total opportunity):

•	support and successful completion of the Redomiciliation;

•

successful development, implementation and activation of Service 360 (a platform for service leaders and technicians, that provides increased visibility, prioritization, communication and real-time data insights into our service operations); and

•	the expansion of the Company’s Market Logistics Operations, that optimizes our logistics and fleet resources and in effective decision making and increases branch and market capabilities; and

•	NA Cash Flow (representing 50% of the total opportunity).

2026 Proxy Statement	39

Compensation Discussion and Analysis

The final potential annual bonus payout for each named executive officer was between 0% and 100% of the maximum annual cash bonus opportunity.

Compensation Committee Assessment of Performance

The Compensation Committee reviewed performance against the 2026 annual cash bonus targets and approved an annual cash bonus payout of (i) 81.5% of maximum for each of Messrs. Horgan and Pease and Ms. Fuller-Andrews, (ii) 76.6% of maximum for Mr. Washburn, and (iii) 90.9% of maximum for Mr. Lull.

The tables below set forth in further detail the level of achievement with regard to the applicable performance targets for each of the named executive officers. The performance targets described above, as well as the actual financial results disclosed below are based on the Company’s financial results for the fiscal 2026, as prepared in accordance with International Financial Reporting Standards (“IFRS”). Given that these results represent the actual performance numbers used by the Compensation Committee to determine and approve the relevant compensatory payments, these numbers have not been translated to conform to GAAP.

Performance Targets for Messrs. Horgan and Pease and Ms. Fuller-Andrews ($ in millions)
Performance Measures	Weighting	Entry (10%)	Threshold (30%)	Target (50%)	Maximum (100%)	Actual Performance	Level of Vesting (as a percentage of maximum)

Company PBT	50%	$1,785	$1,838	$1,890	$2,100	$2,017	68.3%

Company Cash Flow	50%	$2,622	$2,797	$2,972	$3,496	$3,105	94.7%

Total	100%						81.5%
Performance Targets for Mr. Washburn ($ in millions)
Performance Measures	Weighting	Entry (10%)	Threshold (30%)	Target (50%)	Maximum (100%)	Actual Performance	Level of Vesting (as a percentage of maximum)

Company PBT	25%	$1,785	$1,838	$1,890	$2,100	$2,017	68.3%

NA GT Op Profit	25%	$1,823	$1,877	$1,930	$2,145	$1,934	42.8%

NA Cash Flow	50%	$2,331	$2,486	$2,642	$3,108	$2,743	97.7%

Total	100%						76.6%
Performance Targets for Mr. Lull ($ in millions)
Performance Measures	Weighting	Entry (10%)	Threshold (30%)	Target (50%)	Maximum (100%)	Actual Performance	Level of Vesting (as a percentage of maximum)

Company PBT	25%	$1,785	$1,838	$1,890	$2,100	$2,017	68.3%

Role-specific goals(1)	25%						100.0%

NA Cash Flow	50%	$2,331	$2,486	$2,642	$3,108	$2,743	97.7%

Total	100%						90.9%

(1)

The Compensation Committee determined that Mr. Lull successfully completed each of his role-specific goals for fiscal 2026 described under “– Establishment of Fiscal 2026 Performance Measures and Targets” above, resulting in a maximum payout for this performance measure.

40	2026 Proxy Statement

Compensation Discussion and Analysis

Calculation of Fiscal 2026 Annual Cash Bonus Payout

The 2026 annual cash bonus payment for each of the above performance measures was calculated based on the annual base salary for each named executive officer for fiscal year 2026, the named executive officer’s maximum annual cash bonus opportunity (expressed as a percentage of base salary) and the level of achievement determined by the Compensation Committee based on performance as compared to the performance targets. The calculation of the aggregate annual cash bonus amount for each of the named executive officers for the fiscal year 2026 is set forth in the table below.

Named Executive Officer	2026 Annual Base Salary ($)	Maximum Annual Bonus Opportunity	Level of Achievement (as a Percentage of Maximum)	2026 Annual Cash Bonus Amount ($)

Brendan Horgan	1,210,691	225%	81.5%	2,220,105

Alex Pease	880,000	175%	81.5%	1,255,100

John Washburn	520,000	150%	76.6%	597,480

Lynne Fuller-Andrews	495,000	150%	81.5%	605,138

Brad Lull	468,000	150%	90.9%	638,118

Equity Awards

Assumption of Outstanding Equity Awards

Upon the effective date of the Scheme, Sunbelt assumed all of the outstanding equity awards under the Ashtead Group Long-Term Incentive Plan 2021 (the “LTIP”), with the terms of such awards (including the vesting schedule and any vesting conditions) remaining the same, except that, as part of bringing the Company’s approach to the amount and structure of its compensation of senior management following the U.S. Listing into line with U.S. market practice for U.S. listed companies of a similar size and profile:

•	any holding periods which applied to outstanding awards no longer apply;

•	any underpins which applied to outstanding RSUs no longer apply; and

•

the performance-vesting conditions which applied to outstanding PSUs, subject to consent by the applicable award holder, no longer apply and instead were deemed to have been met at 85.5% of maximum, which broadly aligns with the average historical performance-vesting achievement level of PSUs over the five most recently-completed fiscal years.

The Compensation Committee considered various factors in determining how to most appropriately address outstanding LTIP awards upon the effectiveness of the U.S. Listing, given the significant accounting transition and complexities associated with retesting performance criteria. Considerations included maintaining retention elements of the current LTIP, providing a consistent and transparent approach for executives and shareholders and further positioning the management team and Sunbelt Rentals for its transition to the U.S. The Compensation Committee believes that the approach and calculated performance-vesting achievement level of 85.5% for outstanding PSUs balances these goals while recognizing historical performance.

Additionally, effective upon assumption of these equity awards by Sunbelt, the Compensation Committee determined that all RSUs and PSUs will be subject to net settlement for shares of Common Stock, rather than permitting the participant to elect to receive cash upon settlement. This modification caused the RSUs and PSUs to be treated as equity awards (rather than liability awards) for accounting purposes pursuant to FASB ASC Topic 718 (as defined below).

Equity Awards Granted in 2026

Ashtead’s long-term incentive program for 2026 includes two equity awards vehicles: RSUs and PSUs. The awards are designed to motivate and incentivize executives to create sustainable long-term value, attract and retain top talent and align executive and shareholder interests through a meaningful ownership stake.

2026 Proxy Statement	41

Compensation Discussion and Analysis

Annual long-term incentive awards represent the heaviest-weighted portion of each named executive officer’s total annual compensation opportunity. The Remuneration Committee considered various factors when determining the size and mix of annual equity awards for the named executive officers, including long-term business objectives, market practices and individual performance. For fiscal year 2026, the aggregate maximum grant date fair value of annual long-term incentive awards for each of the named executive officers (expressed as a percentage of base salary) is set forth below.

Named Executive Officer	Maximum Annual Long-Term Incentive Opportunity

Brendan Horgan	850%

Alex Pease	300%

John Washburn	250%

Lynne Fuller-Andrews	250%

Brad Lull	250%

Once the total annual long-term incentive award amount for each named executive officer was determined by the Remuneration Committee, RSUs and PSUs were granted in the following mix to each of the named executive officers: for Mr. Horgan, 18% was granted in RSUs and 82% was granted in PSUs; for the other NEOs, 30% was granted in RSUs and 70% was granted in PSUs.

RSUs. RSUs vest in equal annual installments over three years, for Messrs. Washburn and Lull and Ms. Fuller-Andrews, and vest in three equal annual installments beginning two years after the grant date for Messrs. Horgan and Pease, in each case subject to continued employment through the applicable vesting date. At the time of grant, the RSUs awarded to Messrs. Horgan and Pease were also subject to the achievement of an underpin, and Mr. Horgan would have been required to hold the vested shares received (net of tax) for a further one-year period post-vesting. With regard to the underpin, the Compensation Committee would have considered, at the time of vesting, whether discretionary adjustments should be applied to reduce the number of RSUs to be distributed based on the following key indicators of the Company’s underlying business performance across four key areas: (i) achieving a minimum acceptable level of return on investment and delivering with respect to the dividend policy; (ii) maintaining balance sheet health; (iii) avoiding significant sustainability issues that could materially damage the Company’s reputation; and (iv) ensuring no material governance failures or negligent actions causing material reputational harm or financial loss. Following the Company’s assumption of the outstanding RSUs upon the effectiveness of the U.S. Listing, the holding periods and underpins no longer apply, as part of bringing the Company’s approach to the amount and structure of its compensation of senior management into line with U.S. market practice for U.S. listed companies of a similar size and profile. For further discussion of the Company’s assumption of the outstanding LTIP awards at the time of the U.S. Listing, please refer to “– Assumption of Outstanding Equity Awards” above.

PSUs. At the beginning of fiscal year 2026, performance measures and targets were established for the PSU awards, taking into account a range of internal and external factors, including internal forecasts, prior year performance, degree of stretch within the business plan, market conditions and expectations, and sector and regulatory developments. The combination of performance measures and targets for the incentive arrangements were chosen to create direct alignment to the successful implementation of our strategy, which was intended to incentivize the named executive officers to deliver sustainable long-term stockholder value. The performance measures chosen for PSUs granted in 2026 were:

•	relative total shareholder return (“TSR”) (representing 30% of the total opportunity);

•	compound adjusted earnings per share growth (representing 30% of the total opportunity);

•	adjusted return on investment (representing 30% of the total opportunity); and

•	carbon intensity reduction (representing 10% of the total opportunity).

As originally granted, the number of shares, if any, that could have been earned with respect to each of the performance measures applicable to the PSUs would have been calculated based on our performance (as compared to such pre-determined performance measures and targets) and awarded to named executive officers independently from the other performance measures. The final potential payout with regard to the PSUs was between 0% and 100% of maximum.

Following the Company’s assumption of the outstanding PSUs upon the effectiveness of the U.S. Listing, the performance-vesting conditions that previously applied to outstanding PSUs (including the PSUs awarded in fiscal year 2026), no longer applied and instead were deemed to have been met at 85.5% of maximum, which broadly aligned with the average historical performance-

42	2026 Proxy Statement

Compensation Discussion and Analysis

vesting achievement level of PSUs over the five most recently-completed fiscal years. For further discussion of the Company’s assumption of the outstanding PSU awards at the time of the U.S. Listing, please refer to “—Assumption of Outstanding Equity Awards” above.

Notwithstanding the deemed satisfaction of the performance targets, the named executive officers must generally remain continuously employed through the end of the three-year performance period to receive the shares underlying the PSUs upon vesting, and dividend equivalents accrue over the vesting period, but are paid out only with regard to vested shares.

Performance-Based Equity Award Results for Fiscal 2023 PSUs

When originally granted in June 2023, the long-term incentive payout opportunity associated with the PSUs for the performance period from May 1, 2023, through April 30, 2026 (the “Fiscal 2023 PSUs”) was based on the following performance measures:

•	relative TSR (representing 40% of the total opportunity);

•	compound adjusted earnings per share growth (representing 25% of the total opportunity);

•	adjusted return on investment (representing 25% of the total opportunity); and

•	net debt to adjusted EBITDA (representing 10% of the total opportunity).

As noted above, following the Company’s assumption of the outstanding PSUs upon the effectiveness of the U.S. Listing, the performance-vesting conditions were deemed to have been met at 85.5% of maximum.

As a result of the deemed satisfaction of the applicable performance measures at 85.5% of maximum, Messrs. Horgan, Washburn and Lull received the following shares upon the service-vesting of the Fiscal 2023 PSUs on June 19, 2026:

Named Executive Officer	Fiscal 2023 PSUs Awarded(1)	Deemed Performance Level	Number of Shares of Common Stock Received(2)

Brendan Horgan	57,247	85.5%	48,946

Alex Pease	N/A	N/A	N/A

John Washburn	9,868	85.5%	8,437

Lynne Fuller-Andrews	7,302	85.5%	6,243

Brad Lull	9,868	85.5%	8,437	(3)

(1)	Mr. Pease joined the Company after the Fiscal 2023 PSUs were granted.

(2)

The amounts reported reflect all of the shares underlying the PSUs at the time of vesting. The following shares were withheld upon vesting to pay U.S. income tax obligations: Mr. Horgan (24,567 shares); Mr. Washburn (3,827 shares); and Ms. Fuller-Andrews (2,797 shares).

(3)	Mr. Lull deferred receipt of these shares under the NQDC Plan (defined below) until the termination of his service with the Company.

Pension and Supplemental Retirement Plans

Sunbelt Rentals, Inc. maintains the Sunbelt Rentals, Inc. Retirement Savings Plan (the “401(k) Plan”), which is a defined contribution plan for the benefit of its eligible U.S. employees, under which each of the NEOs is eligible to participate. While the terms of the 401(k) Plan provide for certain employer contributions, none of Messrs. Horgan, Pease, Washburn, or Lull or Ms. Fuller-Andrews received any such contributions during the fiscal year ended April 30, 2026.

Sunbelt Rentals, Inc. maintains the Executive Non-Qualified Excess Plan of Sunbelt Rentals, Inc. (the “NQDC Plan”) for certain employees, including the named executive officers, under which participants may elect to defer all or a portion of their eligible cash compensation or shares of Sunbelt Common Stock that would otherwise be received upon settlement of RSUs or PSUs. For fiscal 2026, discretionary employer contributions were made based on a 100% match of the NEOs’ cash contributions to the NQDC plan, up to the NEO’s annual Internal Revenue Code 402(g) limit. For a description of the NQDC Plan, see “—Executive Compensation Tables—2026 Nonqualified Deferred Compensation” below.

2026 Proxy Statement	43

Compensation Discussion and Analysis

Other Executive Benefits and Perquisites

The Company provides the named executive officers with a limited number of executive benefits and perquisites, which are designed to be competitive with market practices and contribute to our efforts to attract and retain highly skilled executives. For additional details, see “
Executive Compensation Tables—2026 Summary Compensation Table
” below.
Employment Arrangements

The Company is party to employment agreements with each of the named executive officers, which provide for, in certain cases, severance benefits and payments upon certain qualifying terminations of employment. For additional details, see “
Executive Compensation Tables—2026 Potential Payments upon Termination or Change in Control
” below.
Executive Share Ownership Guidelines

To align the interests of named executive officers with those of stockholders and incentivize long-term performance, the named executive officers are subject to share ownership guidelines adopted by the Board. Under the guidelines, the Chief Executive Officer is required to acquire and maintain beneficial ownership of a number of shares equal or greater in value to 600% of his base salary, and each of the other named executive officers is required to acquire and maintain beneficial ownership of a number of shares equal or greater in value to 300% of their base salary.
The shares counted towards these ownership guidelines include shares of Sunbelt Common Stock owned directly by each NEO, share held indirectly through his or her spouse or a family trust, and shares underlying the NEO’s RSUs.
Each named executive officer is permitted a period of five years to achieve a compliant shareholding and is required to hold 50% of the net shares received upon the vesting of PSUs and RSUs until the ownership requirement is satisfied. As of the Record Date, each of the NEOs was in compliance with these guidelines.
Securities Trading, Hedging and Pledging Policies

Sunbelt maintains a Securities Trading Policy (the “
Trading Policy
”) to ensure compliance with insider trading laws and regulations. The Trading Policy applies to all directors, officers and employees (including certain family members), and legal entities controlled by them, as well as contractors or consultants with access to MNPI.
The Trading Policy prohibits trading in Sunbelt securities while in possession of material, non-public
information (“
MNPI
”) about the Company and during designated “blackout periods” beginning on the 15 th
calendar day of the third month of each quarter and ending on the second trading day following the release of earnings for the quarter. Additionally, our directors and executive officers are required to obtain pre-clearance
from the General Counsel of their proposed trades in Company Common Stock.
Further, our Trading Policy prohibits our directors, officers and employees (and certain of their family members) from engaging in a variety of hedging and pledging transactions, including:

•	Effecting short sales of Sunbelt securities;

•	Trading in derivative securities, including options, puts, calls, or similar financial instruments;

•	Purchasing financial instruments designed to hedge or offset potential decreases in the market value of Sunbelt securities;

•	Holding Sunbelt securities in a margin account; and

•	Pledging Sunbelt securities as collateral for loans.
This summary of the Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Sunbelt Securities Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form
10-K
for the fiscal year ended April 30, 2026.

44	2026 Proxy Statement

Compensation Discussion and Analysis

Policies Related to the Timing of Equity Compensation

The Company does not grant equity awards in anticipation of the release of material non-public
information or time the release of material
non-public
information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, the Company does not take material non-public
information into account when determining the timing and terms of such awards. Although the Company does not have a formal policy with respect to the timing of our equity award grants, the Remuneration Committee has historically granted such awards on a predetermined annual schedule.
In fiscal year 2026, the Company did not grant new awards of stock options, stock appreciation rights, or similar option-like instruments to the named executive officers.
Executive Compensation Program for Fiscal 2027

Following the Redomiciliation, the Compensation Committee sought to align the executive compensation structure of base salary, annual cash and equity-based long-term incentives with those of the Company’s U.S. compensation peer group and U.S. market practice. This approach is intended to support the Company’s ability to attract and retain executives in U.S. talent markets, where Sunbelt most often sources external leadership candidates.
Base Salaries
.
The fiscal year 2027 base salaries for each of the named executive officers and the corresponding percentage increase as compared to the 2026 base salaries are set forth below.

Named Executive Officer	2027 Annual Base Salary ($)	Percentage Increase from 2026 (1)

Brendan Horgan	1,271,226	5.0%

Alex Pease	906,400	3.0%

John Washburn	572,500	10.0%

Lynne Fuller-Andrews	510,000	3.0%

Brad Lull	572,500	22.3%

(1)
These increases are intended to better align the NEOs’ base salary to market median levels. Following this increase, the NEOs (other than Mr. Pease) remain below the market median for comparable roles.

Annual Cash Incentive Plan
. In the first quarter of fiscal 2027, the Compensation Committee established the annual cash bonus performance metrics for fiscal 2027 described below:
Messrs. Horgan, Pease and Lull and Ms. Fuller-Andrews

Performance Metrics:	Weighting:

Company adjusted EBITDA	42.5%

Company free cash flow	42.5%

Company safety - total recordable incident rate (“ TRIR ”)	15.0%
Mr. Washburn

Performance Metrics:	Weighting:

Company adjusted EBITDA	21.25%

Business segment adjusted EBITDA	21.25%

Company free cash flow	42.5%

Business segment safety – TRIR	15.0%

2026 Proxy Statement	45

Compensation Discussion and Analysis

Consistent with U.S. market practice, the Compensation Committee established threshold, target and maximum payout levels for each performance metric, that would result in the payment of 50%, 100% or 200% of target, respectively, Payouts for performance between threshold and target and target and maximum will be interpolated on a straight-line basis, and no payout for performance below threshold.
Long-term Incentive Plan
. The total target value for the long-term incentives granted in fiscal 2027 to each NEO was allocated by the Compensation Committee as follows: 40% of the target value in RSUs and 60% of the target value in PSUs. In addition, for each PSU performance measure, achievement of the threshold, target and maximum amounts would result in the payment of 50%, 100% and 200%, respectively, of the target payout level. Payouts for performance between threshold and target and target and maximum will be interpolated on a straight-line basis, and no payout for performance below threshold.
Compensation Clawback Provisions

Effective March 2026, the Board adopted a new Executive Compensation Clawback Policy (the “
Clawback Policy
”) to comply with Section 10D of the Securities Exchange Act of 1934 and the NYSE listing standards adopted in 2023, as mandated by the Dodd-Frank Act. Under the Clawback Policy, which applies to the Company’s Section 16 officers, Sunbelt must recover erroneously awarded incentive-based compensation on a pre-tax
basis (including compensation based on stock price or TSR), subject to very limited exceptions. Recovery is triggered by accounting restatements that correct errors that are material to previously issued financial statements (“
Big R
” restatements), as well as restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if  (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (“
little r
” restatements). The Clawback Policy does not provide for enforcement discretion by the Compensation Committee or the Board and requires recovery regardless of whether a covered person engaged in any misconduct or is at fault.
This summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Sunbelt Clawback Policy, a copy of which can be found as an exhibit to our Annual Report on Form
10-K
for the fiscal year ended April 30, 2026.
Disclosure of Registrant’s Action to Recover Erroneously Awarded Compensation
As part of preparations for the move of the Company’s primary listing to the NYSE, management identified that, in the unaudited condensed consolidated financial statements as of and for the six months ended October 31, 2025 and 2024, included in the Registration Statement on Form 10 filed on January 27, 2026, the 1.500% senior notes maturing in August 2026 were incorrectly classified as a non-current
liability (within long-term debt) on the condensed consolidated balance sheet at October 31, 2025. The classification error did not impact any prior periods.
The Company assessed the impact of the error on its previously issued interim financial statements and determined it to be material to the period ended October 31, 2025. As such, on February 13, 2026, the Company filed Amendment No. 1 to the Registration Statement on Form 10 to correct the error in the condensed consolidated balance sheet (the “
Revision
”).
As required by the Company’s Clawback Policy and the NYSE listing standards, the Compensation Committee evaluated the Revision under the Policy and NYSE listing standards and concluded that, although the Revision constituted an “Accounting Restatement” (as defined in the Clawback Policy), the Revision did not impact any compensation received by the Company’s current or former executive officers. This conclusion was based on the following considerations: (i) none of the balance sheet items affected by the Revision impacted the applicable performance measures under the outstanding annual and long-term incentive awards granted to the executive officers and (ii) the Revision correcting the error was filed prior to the conclusion of any applicable performance period for outstanding annual and long-term incentive awards held by the executive officers.
Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct, for tax purposes, compensation in excess of $1 million paid to certain executive officers. We expect that compensation paid to our NEOs in excess of $1 million will generally not be deductible.
The Compensation Committee will award
non-deductible
compensation when it believes doing so is in our and our stockholders’ best interests, regardless of its deductibility.

46	2026 Proxy Statement

Compensation Discussion and Analysis

Section 409A of the Internal Revenue Code (“
Section
 409A
”) imposes certain requirements on
non-qualified
deferred compensation, which can include long-term equity awards and severance. Sunbelt’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of Section 409A in order to avoid potential adverse tax consequences that may result from non-compliance.
In developing Sunbelt’s executive compensation programs, the Compensation Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.
Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form
10-K
for the fiscal year ended April 30, 2026.
THE COMPENSATION COMMITTEE
James Singleton, Chair
Renata Ribeiro
Roy Twite

2026 Proxy Statement	47

Executive Compensation Tables

Executive Compensation Tables

2026 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended April 30, 2026.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Brendan Horgan Chief Executive Officer	2026	1,210,691	—	11,077,565	2,220,105	—	119,271	14,627,631
	2025	1,169,750	—	9,492,362	1,373,871	—	89,864	12,125,847

Alex Pease Chief Financial Officer	2026	877,452	—	2,593,859	1,255,100	—	54,210	4,780,621
	2025	470,411	—	2,680,515	429,720	—	352,165	3,932,811

John Washburn Executive Vice President, Chief Operating Officer, General Tool	2026	518,505	—	1,565,777	597,480	—	56,748	2,738,510
	2025	502,400	—	1,338,008	400,915	—	34,071	2,275,394

Lynne Fuller-Andrews Executive Vice President, General Counsel and Corporate Secretary	2026	491,178	—	1,427,948	605,138	—	41,389	2,565,653

Brad Lull Executive Vice President, Business Development & Strategy	2026	466,675	—	1,436,711	638,118	—	49,360	2,590,864
	2025	452,400	—	1,204,864	361,015	—	44,397	2,062,676

(1)

Amounts reported in this column represent the sum of (a) the aggregate grant date fair value of the RSUs and PSUs awarded to the NEOs for fiscal 2026 under the LTIP, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) and assuming maximum achievement of the applicable performance goals for the PSUs, and (b) the incremental adjustments to the fair values of all RSUs and PSUs held by the NEOs resulting from the modifications to those awards (upon assumption by Sunbelt) described under “Compensation Discussion and Analysis—Equity Awards — Assumption of Outstanding Equity Awards” above. The aggregate grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The amounts reported in this column reflect the accounting cost for such awards and do not correspond to the actual economic value that may be received by our NEOs upon the vesting or settlement of such awards. We provide information regarding the assumptions used to calculate the grant date fair value of all such awards granted to NEOs in Note 20 of the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2026 (the “Form 10-K”). All amounts have been converted into U.S. dollars based on the spot exchange rate on the grant date of $1.3643 per £1.00. The grant date fair values of the RSUs and PSUs awarded for fiscal 2026, as well as the incremental adjustments described above to the fair values of all RSUs and PSUs held by the NEOs, are as follows:

	RSUs ($)	PSUs ($)	Incremental Fair Value from Modifications ($)

Brendan Horgan	1,815,862	7,589,336	1,672,367

Alex Pease	791,933	1,654,876	147,050

John Washburn	389,982	814,894	360,901

Lynne Fuller-Andrews	371,220	775,725	281,002

Brad Lull	350,971	733,428	352,313

48	2026 Proxy Statement

Executive Compensation Tables

(2)

Amounts represent the annual cash bonuses earned by the NEOs for fiscal 2026 under the DBP. As described above under “Compensation Discussion and Analysis–Elements of Compensation–Annual Cash Bonuses,” the DBP was discontinued at the end of fiscal 2026, and the amounts reported in the table represent the full amount of the fiscal 2026 annual cash bonus for each NEO, without any portion deferred in the form of share equivalent units. See also “Compensation Discussion and Analysis — Annual Cash Bonuses” above for further discussion of the annual cash bonuses earned by the NEOs, including performance metrics and targets.

(3)	Figures set forth in the “All Other Compensation” column are comprised of the following:

Name and Principal Position	Year	Employer Contributions to Non-Qualified Deferred Compensation Plan ($)(a)	Company Car or Car Allowance ($)(b)	Employer Paid Disability and Life Insurance Premiums ($)(c)	Tax Planning and Preparation Services ($)(d)	Other ($)(e)	Total ($)

Brendan Horgan	2026	30,269	15,305	36,310	29,199	8,188	119,271

Alex Pease	2026	30,269	4,200	17,026	—	2,715	54,210

John Washburn	2026	30,269	3,273	14,412	—	8,794	56,748

Lynne Fuller-Andrews	2026	30,269	1,135	8,145	—	1,840	41,389

Brad Lull	2026	29,740	7,917	6,270	—	5,433	49,360

(a)	Represents employer contributions to the NQDC Plan.

(b)	Represents the aggregate incremental cost to the Company of providing a company car or car allowance.

(c)	Represents employer-paid premiums for disability and life insurance.

(d)	Represents the actual amount paid by the Company on behalf of Mr. Horgan for tax planning and preparation services.

(e)

Represents the aggregate incremental cost to the Company of attendance by the NEO’s family member(s) and/or guest(s) at the Company’s NYSE relisting celebration. With respect to Mr. Horgan, also includes $1,302 for the reimbursement of taxes incurred in connection with his executive life benefit. Effective beginning with fiscal year 2027, the Compensation Committee has determined that no tax reimbursements will be provided to any executive officers.

2026 Grants of Plan-Based Awards

The following table sets forth information regarding each non-equity incentive plan award and each equity incentive award granted to our named executive officers during the fiscal year ended April 30, 2026.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brendan Horgan	05/01/2025		817,216	1,362,027	2,724,055	—	—	—	—	—

	07/04/2025		—	—	—	—	32,746	130,982	—	7,589,336

	07/04/2025	(3)	—	—	—	—	—	—	28,068	1,815,862

	03/02/2026		—	—	—	—	—	—	—	1,672,367	(5)

Alex Pease	05/01/2025		462,000	770,000	1,540,000	—	—	—	—	—

	07/04/2025		—	—	—	—	7,140	28,561	—	1,654,876

	07/04/2025	(3)	—	—	—	—	—	—	12,241	791,933

	03/02/2026		—	—	—	—	—	—	—	147,050	(5)

2026 Proxy Statement	49

Executive Compensation Tables

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Washburn	05/01/2025		234,000	390,000	780,000	—	—	—	—	—

	07/04/2025		—	—	—	—	3,516	14,064	—	814,894

	07/04/2025	(3)	—	—	—	—	—	—	6,028	389,982

	03/02/2026		—	—	—	—	—	—	—	360,901	(5)

Lynne Fuller-Andrews	05/01/2025		222,750	371,250	742,500	—	—	—	—	—

	07/04/2025		—	—	—	—	3,347	13,388	—	775,725

	07/04/2025	(3)	—	—	—	—	—	—	5,738	371,220

	03/02/2026		—	—	—	—	—	—	—	281,002	(5)

Brad Lull	05/01/2025		210,600	351,000	702,000	—	—	—	—	—

	07/04/2025		—	—	—	—	3,165	12,658	—	733,428

	07/04/2025	(3)	—	—	—	—	—	—	5,425	350,971

	03/02/2026		—	—	—	—	—	—	—	352,313	(5)

(1)	Represents the annual cash bonus for the fiscal year 2026 granted pursuant to the DBP and payable in cash.

(2)	Represents PSUs granted pursuant to the LTIP. A description of the corresponding vesting conditions is set forth in “— Outstanding Equity Awards at 2026 Fiscal Year-End” below.

(3)	Represents RSUs granted pursuant to the LTIP. A description of the corresponding vesting conditions is set forth in “— Outstanding Equity Awards at 2026 Fiscal Year-End” below.

(4)

Amounts reflect the aggregate grant date fair value of stock awards granted under the LTIP, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. The amounts reported in this column reflect the accounting cost for such awards and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting or settlement of such awards. We provide information regarding the assumptions used to calculate the grant date fair value of all such awards granted to named executive officers in Note 20 of the audited consolidated financial statements in our Form 10-K. Amounts with respect to PSUs granted by us during the fiscal year ended April 30, 2026 reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance goals, excluding the effect of estimated forfeitures. For further discussion of the determination of the grant date fair value of these PSU awards, please refer to footnote 1 to the “— 2026 Summary Compensation Table” above.

(5)

Amount reflects the incremental fair value related to the modifications to all of the PSUs and RSUs held by the NEO at the time of assumption by Sunbelt, as described in footnote 1 to the “— 2026 Summary Compensation Table” and “Compensation Discussion and Analysis—Equity Awards — Assumption of Outstanding Equity Awards” above. This amount does not represent a new award of long-term incentives to the NEO.

50	2026 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at 2026 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of fiscal year-end April 30, 2026.

	Stock Awards
Name (a)	Grant Date (b)		Number of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (f)(1)

Brendan Horgan	7/4/25	(2)	—	—	111,989	8,570,518

	7/4/25	(3)	28,068	2,148,044	—	—

	9/19/24	(2)	—	—	45,707	3,497,957

	9/19/24	(3)	22,911	1,753,379	—	—

	6/20/24	(2)	—	—	50,778	3,886,040

	6/19/23	(2)(4)	—	—	48,946	3,745,837

Alex Pease	7/4/25	(2)	—	—	24,419	1,868,786

	7/4/25	(3)	12,241	936,804	—	—

	10/11/24	(2)	—	—	20,420	1,562,743

	10/11/24	(3)	10,236	783,361	—	—

John Washburn	7/4/25	(2)	—	—	12,024	920,197

	7/4/25	(3)	6,028	461,323	—	—

	6/20/24	(2)	—	—	10,904	834,483

	6/20/24	(3)	3,644	278,875	—	—

	6/19/23	(2)(4)	—	—	8,437	645,684

Lynne Fuller-Andrews	7/4/25	(2)	—	—	11,446	875,962

	7/4/25	(3)	5,738	439,129	—	—

	6/20/24	(2)	—	—	9,767	747,469

	6/20/24	(3)	3,264	249,794	—	—

	6/19/23	(2)(4)	—	—	6,243	477,777

Brad Lull	7/4/25	(2)	—	—	10,822	828,208

	7/4/25	(3)	5,425	415,175	—	—

	6/20/24	(2)	—	—	9,819	751,448

	6/20/24	(3)	3,281	251,095	—	—

	6/19/23	(2)(4)	—	—	8,437	645,684

2026 Proxy Statement	51

Executive Compensation Tables

(1)

Value based on the applicable number of shares or units underlying an award as reflected above, multiplied by $76.53, which is the closing market price of a share of Common Stock on the NYSE as of April 30, 2026.

(2)

Represents PSUs that generally vest based on achievement of applicable performance goals over the applicable three-year performance period and continued employment through the third anniversary of the grant date (or, for PSUs granted in September or October 2024, continued employment through June 20, 2027). For purposes of the table above, the market value of the PSUs reflects the deemed satisfaction of the performance-vesting conditions at 85.5% of maximum. For further discussion of the Company’s assumption of the outstanding PSU awards at the time of the U.S. Listing, please refer to “Compensation Discussion and Analysis–Equity Awards — Assumption of Outstanding Equity Awards” above.

(3)	Represents RSUs that generally vest in equal, annual installments on the respective dates set forth in the table below, subject to continued employment through each applicable vesting date.

		Vesting Dates and Amounts

NEO	Grant Date	06/20/26	06/20/27

John Washburn	06/20/24	1,822	1,822

Lynne Fuller-Andrews	06/20/24	1,632	1,632

Brad Lull	06/20/24	1,641	1,640

NEO	Grant Date	09/19/26	09/19/27	09/19/28

Brendan Horgan	09/19/24	7,637	7,637	7,637

NEO	Grant Date	10/11/26	10/11/27	10/11/28

Alex Pease	10/11/24	3,412	3,412	3,412

NEO	Grant Date	07/04/27	07/04/28	07/04/29

Brendan Horgan	07/04/25	9,356	9,356	9,356

Alex Pease	07/04/25	4,081	4,080	4,080

NEO	Grant Date	07/04/26	07/04/27	07/04/28

John Washburn	07/04/25	2,009	2,009	2,010

Lynne Fuller-Andrews	07/04/25	1,913	1,913	1,912

Brad Lull	07/04/25	1,808	1,808	1,809

(4)	Represents PSUs for which the applicable three-year performance period concluded as of April 30, 2026 (based on actual achievement of applicable performance goals), which vested on June 19, 2026.

2026 Option Exercises and Stock Vested

The following table sets forth information regarding vesting of stock awards held by each of our named executive officers during the fiscal year ended April 30, 2026. None of our named executive officers held stock options during the fiscal year ended April 30, 2026.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($) (c)

Brendan Horgan	50,650	3,444,413

Alex Pease	4,032	308,569

John Washburn	14,753	995,826

Lynne Fuller-Andrews	12,176	824,190

Brad Lull	14,901	1,001,295

(1)

Value based on the number of shares or units underlying awards that vested during the fiscal year ended April 30, 2026, multiplied by the closing market price of a share of Sunbelt Common Stock or Ashtead common stock, as applicable, for the date on which the applicable

52	2026 Proxy Statement

Executive Compensation Tables

award vested. All amounts with respect to shares of Ashtead common stock have been converted into U.S. dollars based on the spot exchange rate on the applicable vesting date, which ranged from $1.3465 per £1.00 to $1.3643 per £1.00. Figures are inclusive of the value of DBP awards that vested during the fiscal year ended April 30, 2026; however, the number of units underlying such DBP awards that vested during the fiscal year ended April 30, 2026, are not reported in the “Number of Shares Acquired on Vesting” column since such vested DBP awards were settled in cash. For a description of the treatment of the DBP awards, see “— Elements of Compensation” above.

(2)

Although not included in the table above, the value of cash dividend equivalents paid upon the vesting of PSUs to each of the named executive officers (other than Mr. Pease) were equal to the following, which amounts were converted to U.S. dollars at an exchange rate of $1.3643 per £1.00, which represents conversion into U.S. dollars based on the spot exchange rate on the applicable vesting date: Mr. Horgan — $122,456; Mr. Washburn — $28,973; Ms. Fuller-Andrews — $22,637; and Mr. Lull — $31,509. The receipt of these dividends by Mr. Lull was deferred under the NQDC Plan until the termination of his service with the Company.

2026 Non-Qualified Deferred Compensation

Under the NQDC Plan, our named executive officers and other members of senior management may defer base pay, cash incentive compensation and certain equity awards into an account that is deemed invested in one or more available investment funds, which funds provide investment options similar to the investment options provided under the 401(k) Plan. Deferred equity awards in all events are represented by Sunbelt shares of Common Stock. Participants make deferral elections with respect to cash pay and equity awards before the year in which such pay is earned or such equity awards vest. The NQDC Plan is not funded and, as a result, NQDC Plan account balances are subject to the claims of our creditors.

Subject to certain limitations, participants can defer (a) up to 100% of their cash pay and (b) up to 100% of the shares subject to their equity awards upon vesting. Employer contributions are discretionary; however, for the fiscal year ended April 30, 2026, employer contributions were made based on a 100% match of a participant’s contributions up to the participant’s annual Internal Revenue Code 402(g) limit for the applicable calendar years. Employer contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.

Participant contributions are always 100% vested, while employer contributions are 100% vested upon a participant reaching three years of completed service. In addition, employer contributions fully accelerate in vesting upon the occurrence of a change in control event (within the meaning of the NQDC Plan) or the participant’s death, disability or attainment of age 65. All named executive officers who participate in the NQDC Plan, other than Mr. Pease, have completed at least three years of service and are 100% vested in their respective employer contributions.

NQDC Plan account balances are payable in the form of either a lump sum or a series of annual installments (not to exceed 10 years) beginning on an applicable distribution date (which may include a separation from service, death, disability or a change in control event), in each case as elected by the participant. Any portion of an NQDC Plan account balance that is unvested as of the applicable distribution date will be automatically forfeited.

The following table provides information regarding contributions into the NQDC Plan for each of our named executive officers for the fiscal year ended April 30, 2026.

Name(a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)(1)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)

Brendan Horgan Deferred Cash Compensation	30,269	30,269	387,346	—	1,799,869

Alex Pease Deferred Cash Compensation	30,269	30,269	30,368	—	169,002

John Washburn Deferred Cash Compensation	54,269	30,269	325,608	—	1,708,674

Lynne Fuller-Andrews Deferred Cash Compensation	45,269	30,269	72,028	—	427,696

Brad Lull Deferred Cash Compensation	87,820	29,740	368,091	—	2,182,656

Deferred Equity Compensation(3)	607,810	—	114,678	—	722,488

(1)	The amount reported in this column with respect to deferred cash compensation is included in the “All Other Compensation” column of the Summary Compensation Table.

2026 Proxy Statement	53

Executive Compensation Tables

(2)	The amount of earnings reported in this column is not included in the 2026 Summary Compensation Table above because no such earnings would be considered above-market or preferential earnings.

(3)

The amount reported in the “Executive Contributions in Last Fiscal Year” column is attributable to the value of 9,394 deferred shares of Ashtead common stock underlying awards that vested on July 4, 2025, multiplied by the closing market price of a share of Ashtead common stock as of July 4, 2025 (£47.43) converted into U.S. dollars at an exchange rate of $1.3643 per £1.00. All earnings shown are attributable to the change in the market price of the former shares of Ashtead common stock as compared to the market price of the shares of Sunbelt Common Stock currently subject to the deferral, measured as of April 30, 2026. No amounts shown were reported in the Summary Compensation Table for the fiscal year ended April 30, 2026.

2026 Potential Payments upon Termination or Change in Control

Sunbelt has entered into certain agreements and maintains certain plans that provide for compensation to its named executive officers upon specified terminations of employment or in connection with a change in control. The tables below set forth the estimated amounts that would be payable to each NEO, assuming that the event triggering the payment(s) occurred on April 30, 2026. The estimated values in the table below are calculated based on the closing market price of a share of Common Stock on the NYSE as of April 30, 2026 ($76.53).

The amounts presented are estimates only and constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because a number of variables may affect the nature and amount of any payments or benefits, actual amounts paid could differ materially from those shown. Factors that may influence these amounts include, among others, the timing of the triggering event, the value of future incentive compensation, the value of Sunbelt’s equity at the time of a change in control, and the age and life expectancy of each executive and eligible beneficiaries.

Employment Agreements

In connection with the Redomiciliation, each of our NEOs entered into a new employment agreement with Sunbelt Rentals Holdings, Inc. Under these employment agreements, in the event of a termination of the applicable NEO’s employment by the Company without “cause” (as defined in the applicable employment agreement), or by the NEO for “good reason” (as defined in the applicable employment agreement) (each a “Qualified Termination”), subject to the applicable NEO’s compliance with the restrictive covenants set forth in his or her employment agreement and entry into an effective general release of claims, the applicable NEO would receive the following:

Mr. Horgan

•	Cash severance equal to 200% of his base salary and target annual bonus, payable over 24 months in accordance with Sunbelt’s payroll practices; and

•

COBRA continuation coverage at active employee rates for up to 24 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

Mr. Pease

•	Cash severance equal to 150% of his base salary and target annual bonus, payable over 18 months in accordance with Sunbelt’s payroll practices; and

•

COBRA continuation coverage at active employee rates for up to 18 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

Messrs. Washburn and Lull and Ms. Fuller-Andrews

•	Cash severance equal to 125% of his or her base salary and target annual bonus, payable over 15 months in accordance with Sunbelt’s payroll practices; and

•

COBRA continuation coverage at active employee rates for up to 15 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

54	2026 Proxy Statement

Executive Compensation Tables

In the event of a Qualified Termination on or within 12 months of a “change in control” (as defined in Sunbelt’s 2026 Omnibus Equity Incentive Plan or a successor plan thereto), the applicable NEO will receive the following, subject to his or her compliance with the restrictive covenants set forth in his or her employment agreement and entry into an effective general release of claims:

Mr. Horgan

•

Cash severance equal to 299% of his base salary and target annual bonus, payable in a lump sum (or payable in 24 monthly installments if the “change of control” does not constitute “a change in the ownership or effective control of a corporation” or “a change in the ownership of a substantial portion of the assets of a corporation” (each within the meaning set forth in Section 409A of the Internal Revenue Code (a “Non-409A CoC”)); and

•

COBRA continuation coverage at active employee rates for up to 24 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

Mr. Pease

•	Cash severance equal to 200% of his base salary and target annual bonus, payable in a lump sum (or payable in 18 monthly installments if the “change of control” is a Non-409A CoC); and

•

COBRA continuation coverage at active employee rates for up to 18 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

Messrs. Washburn and Lull and Ms. Fuller-Andrews

•	Cash severance equal to 150% of his or her base salary and target annual bonus, payable in a lump sum (or payable in 15 monthly installments if the “change of control” is a Non-409A CoC); and

•

COBRA continuation coverage at active employee rates for up to 15 months, which will be provided as a taxable monthly payment if required to comply with applicable laws or to avoid incurring an excise tax.

Potential Payments upon Termination or Change in Control Table

Brendan Horgan

	Voluntary Resignation	Death	Disability	Qualified Termination(1)	Change in Control(2)	Change in Control & Qualified Termination

Cash Severance ($)	—	—	—	5,145,437	—	7,692,428

Accelerated Vesting of RSUs ($)	—	3,901,423	3,901,423	3,901,423	—	3,901,423

Accelerated Vesting of PSUs ($)	—	10,208,950	10,208,950	10,208,950	—	10,208,950

Death Benefit ($)	—	2,100,000	—	—	—	—

Benefits Continuation ($)	—	—	—	28,513	—	28,513

Nonqualified Deferred Compensation ($)	—	—	—	—	—	—

Total ($)	—	16,210,373	14,110,373	19,284,323	—	21,831,314

2026 Proxy Statement	55

Executive Compensation Tables

Alex Pease

	Voluntary Resignation	Death	Disability	Qualified Termination(1)	Change in Control(2)	Change in Control & Qualified Termination

Cash Severance ($)	—	—	—	2,475,000	—	3,300,000

Accelerated Vesting of RSUs ($)	—	1,720,165	1,720,165	1,720,165	—	1,720,165

Accelerated Vesting of PSUs ($)	—	1,319,303	1,319,303	1,319,303	—	1,319,303

Death Benefit ($)	—	—	—	—	—	—

Benefits Continuation ($)	—	—	—	21,385	—	21,385

Nonqualified Deferred Compensation(3) ($)	—	69,661	69,661	—	69,661	69,661

Total ($)	—	3,109,129	3,109,129	5,535,852	69,661	6,430,513

John Washburn

	Voluntary Resignation	Death	Disability	Qualified Termination(1)	Change in Control(2)	Change in Control & Qualified Termination

Cash Severance ($)	—	—	—	1,137,500	—	1,365,000

Accelerated Vesting of RSUs ($)	—	740,198	740,198	740,198	—	740,198

Accelerated Vesting of PSUs ($)	—	1,385,562	1,385,562	1,385,562	—	1,385,562

Death Benefit ($)	—	690,000	—	—	—	—

Benefits Continuation ($)	—	—	—	21,649	—	21,649

Nonqualified Deferred Compensation ($)	—	—	—	—	—	—

Total ($)	—	2,815,760	2,125,760	3,284,909	—	3,512,409

Lynne Fuller-Andrews

	Voluntary Resignation	Death	Disability	Qualified Termination(1)	Change in Control(2)	Change in Control & Qualified Termination

Cash Severance ($)	—	—	—	1,082,813	—	1,299,375

Accelerated Vesting of RSUs ($)	—	688,923	688,923	688,923	—	688,923

Accelerated Vesting of PSUs ($)(1)	—	1,159,250	1,159,250	1,159,250	—	1,159,250

Death Benefit ($)	—	640,000	—	—	—	—

Benefits Continuation ($)	—	—	—	17,821	—	17,821

Nonqualified Deferred Compensation ($)	—	—	—	—	—	—

Total ($)	—	2,488,173	1,848,173	2,948,806	—	3,165,369

56	2026 Proxy Statement

Executive Compensation Tables

Brad Lull

	Voluntary Resignation	Death	Disability	Qualified Termination(1)	Change in Control(2)	Change in Control & Qualified Termination

Cash Severance ($)	—	—	—	1,023,750	—	1,228,500

Accelerated Vesting of RSUs ($)	—	666,270	666,270	666,270	—	666,270

Accelerated Vesting of PSUs ($)	—	1,308,893	1,308,893	1,308,893	—	1,308,893

Death Benefit ($)	—	620,000	—	—	—	—

Benefits Continuation ($)	—	—	—	21,649	—	21,649

Nonqualified Deferred Compensation ($)	—	—	—	—	—	—

Total ($)	—	2,595,163	1,975,163	3,020,562	—	3,225,312

(1)

For purposes of this table, a “Qualified Termination” means a termination by Sunbelt without cause or a termination by the NEO for “good reason,” other than a termination on or during the 12-month period following a Change in Control. Good reason means the initial existence of one or more of the following conditions arising without the NEO’s consent and the Company fails to cure after notice: (i) a material breach of NEO’s employment agreement by the Company; (ii) a material diminution in authority, duties, or responsibilities; (iii) a requirement by the Company for the NEO to relocate more than fifty (50) miles; or (iv) a material diminution in base salary, target annual bonus opportunity or target annual long-term equity incentive opportunity, in each case, unless such reduction is part of an across-the-board reduction applicable to the officers of Sunbelt generally. If the NEO fails to terminate within 30 days following the 30-day cure period, the executive may not terminate for “good reason.”

(2)

For purposes of this table, a “Change in Control”, as defined in the Omnibus Plan, generally means: (i) the acquisition by a person or group of beneficial ownership of more than 50% of the Company’s voting power (subject to customary exceptions, including acquisitions by the Company, its subsidiaries, employee benefit plans, or the participant); (ii) a majority of the Board no longer consisting of incumbent directors; (iii) the consummation of a merger, consolidation, sale of substantially all assets or similar transaction that results in a change of ownership or control of the Company; or (iv) stockholder approval of the Company’s liquidation or dissolution. The Board has authority to determine whether a Change in Control has occurred. This description is qualified by reference to Section 2(a) of the Omnibus Plan.

(3)

As described in “— 2026 Nonqualified Deferred Compensation” above, Messrs. Horgan, Washburn and Lull and Ms. Fuller-Andrews have completed at least three years of service and are 100% vested in their respective employer contributions. As of April 30, 2026, Mr. Pease had not completed three years of service; consequently, the employer contributions under his respective NQDC Plan account balance were unvested at such time and would accelerate upon the occurrence of one of the events set forth above.

2026 Proxy Statement	57

Pay Versus Performance

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of the SEC’s Regulation
S-K,
we are providing the following information about the relationship between “Compensation Actually Paid,” referred to as “CAP,” to our CEO (or principal executive officer (“
PEO
”)) and our other NEOs as compared to the Company’s total shareholder return (“
TSR
”), the TSR of our selected peer group, our net income, and our Company-selected performance measure, adjusted earnings per share (“
EPS
”). For further information concerning our performance-based approach to executive compensation and how we align our executive compensation program with our performance, please refer to the “Compensation Discussion and Analysis” above.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income	Adjusted EPS ($) (5)
					Total Shareholder Return ($) (3)	Peer Group Total Shareholder Return ($) (3)(4)

2026	$14,627,631	$20,165,946	$3,168,912	$4,023,964	$104	$98	$1,325	$3.72

(1)	Reflects the fiscal 2026 executive compensation for our Chief Executive Officer, Brendan Horgan, who served as our Principal Executive Officer (“ PEO ”).

(2)
Reflects the fiscal 2026 executive compensation for the NEOs other than the PEO (
i.e.
, Alex Pease, John Washburn, Lynne Fuller-Andrews, and Brad Lull), as reported in the “2026 Summary Compensation Table.”

(3)
TSR reflects the cumulative return for the period beginning March 2, 2026, the first day on which shares of Sunbelt Common Stock were traded on the NYSE, through April 30, 2026, the last day of our fiscal year 2026.

(4)	The Peer Group used for TSR comparisons reflects S&P 500 Industrials (Sector) index.

(5)	Reflects Sunbelt’s adjusted earnings per share for fiscal 2026; for a reconciliation of adjusted EPS to the most directly comparable GAAP measure, please see Annex A.
To calculate “Compensation Actually Paid” for our CEO and other NEOs, the following adjustments were made to the “Total” compensation as reported in the “2026 Summary Compensation Table” above.

Adjustments	2026
	PEO	Non-PEO NEO Average

Summary Compensation Table Total	$14,627,631	$3,168,912

Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table	$11,077,565	$1,756,074

Addition of fair value at fiscal year (“FY”) end, of equity awards granted during the FY that remained outstanding	$10,718,562	$1,686,377

Addition of change in fair value of awards granted during prior fiscal years* that were outstanding and unvested as of applicable fiscal year end, determined based on change in fair value from prior fiscal year end to applicable fiscal year end	$4,102,495	$575,449

Addition of change in fair value of awards granted during prior fiscal years* that vested during applicable fiscal year, determined based on change in fair value from prior fiscal year end to vesting date	—	$43,204

Increase based on dividends or other earnings paid during the applicable fiscal year prior to the vesting date	$122,456	$20,780

Increase based on the incremental fair value of awards modified during the applicable fiscal year	$1,672,367	$285,316

Compensation Actually Paid	$20,165,946	$4,023,964

*	“Awards granted during prior fiscal years” refers to PSUs and RSUs granted by Ashtead between fiscal years 2023 and 2025 and assumed by Sunbelt upon the effective date of the Scheme.

58	2026 Proxy Statement

Pay Versus Performance

Compensation Actually Paid
Versus
Company Performance
The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP and (1) the Company’s total shareholder return (assuming an initial fixed investment of $100) for the period beginning March 2, 2026 (Sunbelt’s first U.S. trading day) through the end of fiscal 2026; (2) the Company’s Net Income (Loss) for fiscal 2026 and (3) the Company’s Adjusted Earnings Per Share for fiscal 2026.

Compensation Actually Paid versus Total Shareholder Return
$200
$160
$120
$80
$40
$0
$35
$28
$21
$14
$7
$0
Indexed Total Shareholder Return
Compensation Actually Paid ($mm)
FY 2026
CAP - PEO
CAP - Other NEOs
Company TSR
Peer TSR

Compensation Actually Paid versus Net Income
$2,000
$1,600
$1,200
$800
$400
$0
Net Income ($mm)
$35
$28
$21
$14
$7
$0
Compensation Actually Paid ($mm)
FY 2026
CAP - PEO
CAP - Other NEOs
Net Income

Compensation Actually Paid versus Adjusted EPS
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Adjusted EPS
$35
$28
$21
$14
$7
$0
Compensation Actually Paid ($mm)
FY 2026
CAP - PEO
CAP - Other NEOs
Adjusted EPS

Tabular List of Company Performance Measures
The following table alphabetically lists the measures we believe are most important in linking compensation actually paid to Company performance during fiscal 2026:

(1)	Compound Adjusted Earnings Per Share;

(2)	Adjusted Return on Investment; and

(3)	Relative Total Shareholder Return.

2026 Proxy Statement	59

Proposal 4 – Ratification of Independent Registered Public Accounting Firm

Proposal 4 – Ratification of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, United Kingdom (“PwC UK”) audited the consolidated financial statements of Ashtead as of April 30, 2025 and 2024, and for the fiscal years ended April 30, 2025 and 2024. In connection with the completion of the Redomiciliation, on March 2, 2026, the Audit Committee of the Board of Directors of Ashtead accepted notice of the resignation of PwC UK as Ashtead’s independent registered public accounting firm. Subsequently, the Sunbelt Audit Committee appointed PricewaterhouseCoopers LLP, United States (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2026. The Sunbelt Audit Committee has selected PwC as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2027.

The reports of PwC UK on Ashtead’s consolidated financial statements for the fiscal years ended April 30, 2025 and 2024, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended April 30, 2025 and 2024, and in the subsequent interim period through March 2, 2026, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K except for the material weakness in Ashtead’s internal control over financial reporting identified by management, as previously disclosed in our Registration Statement on Form 10 filed on January 27, 2026, as amended on February 13, 2026, as there were not effectively designed controls in place to assess the classification of debt between current and non-current liabilities, which resulted in the need to restate Ashtead’s condensed consolidated financial statements as of and for the six months ended October 31, 2025. This reportable event was discussed among the Ashtead Audit Committee and PwC UK. PwC UK was authorized by Ashtead to respond fully to the inquiries of the successor independent registered public accounting firm concerning this reportable event. During the fiscal years ended April 30, 2025 and 2024, and the subsequent interim period through March 2, 2026, neither Sunbelt nor anyone on its behalf consulted with PwC US regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Sunbelt’s financial statements, and neither a written report nor oral advice was provided to Sunbelt that PwC US concluded was an important factor considered by Sunbelt in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K. As reported in Part II, Item 9A of the Form 10-K, following the identification of the material weakness and during the quarter ended April 30, 2026, management completed the design, implementation and testing of control activities related to the assessment of the classification of debt between current and noncurrent liabilities, and determined that, as of April 30, 2026, the newly designed and implemented control activities had operated effectively for a sufficient period of time to conclude the material weakness has been remediated.

We are asking stockholders to ratify the appointment of PwC as the independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If the stockholders do not ratify the appointment of PwC, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint PwC as the Company’s independent registered public accounting firm for fiscal year 2028. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PwC are expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish. They will also be available to respond to appropriate questions.

Required Vote

The affirmative vote of the majority in voting power of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same impact of votes “AGAINST” this proposal, and broker non-votes will not affect the outcome.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2027.

60	2026 Proxy Statement

Proposal 4 – Ratification of Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by PwC and its affiliates for the audit of Company’s annual financial statements for fiscal 2026 and 2025, as well as other services rendered by PwC and its affiliates during those periods:

	Fiscal 2026 ($)	Fiscal 2025 ($)

Audit Fees(1)	6,620,000	9,130,000

Audit-Related Fees(2)	10,000	95,000

Tax Fees	—	—

All Other Fees(3)	2,000	4,000

(1)

Audit fees were for services billed for each of the fiscal years for professional services rendered in connection with the audit of our annual financial statements and reviews of the financial statements included in our Quarterly Reports. These amounts include fees in relation to audit work associated with the U.S. Listing.

(2)	Audit related services were for services relating to certain limited assurance services and, in the prior year, work in connection with the UK prospectus required with regard to the U.S. Listing.

(3)	All other fees consisted of fees paid for access to online interpretive accounting guidance.

Audit Committee Pre-Approval Policy

All audit and non-audit services provided by PwC for fiscal 2026 were preapproved by the Audit Committee in accordance with the Committee’s Pre-Approval Policy. Under this policy, all audit and non-audit services to be provided by the Committee’s independent registered public accounting firm must be approved in advance by the Audit Committee through one of three methods:

•	specific pre-approval of individual engagements, including the annual audit and any engagement exceeding $200,000;

•	pre-approval through delegated authority to the Audit Committee Chair if designated by the Audit Committee, with all such approvals reported to the full Committee; or

•	pre-approval of specifically defined categories of permitted services.

The policy further establishes detailed parameters for category-based pre-approvals, including defined service descriptions, fee limits, and a standard twelve-month approval period, with regular reporting to the Audit Committee. The policy expressly prohibits the independent registered public accounting firm from providing any non-audit services prohibited by applicable law or regulation, including bookkeeping, valuation, internal audit outsourcing, certain tax services, and other activities that could impair independence. The Audit Committee retains the right to amend the policy as necessary in compliance with applicable legal and regulatory requirements.

2026 Proxy Statement	61

Audit Committee Report

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Sunbelt’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. PwC, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of Sunbelt’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing its reports thereon, including expressing opinions on the conformity of Sunbelt’s financial statements with generally accepted accounting principles and on the effectiveness of Sunbelt’s internal control over financial reporting, and communicating critical audit matters, if any, as required by PCAOB standards. The independent registered public accounting firm has free access to the Audit Committee to discuss any matter it deems appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from PwC in accordance with the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Audit Committee, or the Audit Committee Chair if designated by the Audit Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries.

Based on the reports and discussions described in this Report, the Audit Committee recommended to the Board that the audited financial statements of Sunbelt be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2026.

The Audit Committee of the Board

Angus Cockburn (Chair)

Nando Cesarone

Jill Easterbrook

62	2026 Proxy Statement

Stockholder Proposal Deadlines

Stockholder Proposal Deadlines

Submitting Stockholder Proposals under Rule 14a-8

If you would like to present a proposal under Rule 14a-8 under the Exchange Act, at our 2027 annual meeting of stockholders, we must receive your proposal no later than March 23, 2027.

Other Stockholder Proposals or Director Nominees

If you would like to present any other business at our 2027 annual meeting of stockholders, including nominating one or more individuals to serve as director, the Corporate Secretary must receive notice of your proposed business or your proposed director nominee pursuant to Article II, Section 2.12 of the Company’s Bylaws, between April 4, 2027, and May 4, 2027.

You must be a stockholder of record on the date you provide notice of your proposal to the Company and on the record date for determining stockholders entitled to notice of the meeting and to vote. In each instance, you must comply with, and provide the information required by, the applicable provisions of the Company’s Bylaws within the deadline specified above.

In addition to giving notice pursuant to the advance notice provisions of the Company’s Bylaws, a stockholder who intends to solicit proxies in support of director nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, to the Corporate Secretary regarding such intent no later than May 4, 2027.

Changes to 2027 Annual Meeting Date

If the date of next year’s annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the date of the Annual Meeting, we will publicly announce the change, and we must receive any director nominee notices or any stockholder proposals outside of Rule 14a-8 under the Exchange Act, by the later of (i) 120 days before our 2027 annual meeting of stockholders, or (ii) 10 days after we first make public disclosure of the change, either through a press release reported by the Dow Jones News Services or certain qualifying filings with the SEC (including Forms 10-K, 10-Q and 8-K).

2026 Proxy Statement	63

Questions and Answers about the Annual Meeting

Questions and Answers about the Annual Meeting

1.	Why did I receive these materials?

We are providing you with a Notice of Internet Availability of Proxy Materials and access to our proxy materials, which include this Proxy Statement, a proxy card, and our Annual Report for the fiscal year ended April 30, 2026, because our Board is soliciting your proxy to vote your shares at the Annual Meeting. A proxy is your legal designation of another person (your proxy) to vote the shares of Common Stock you own. We have designated three of our officers-Brendan Horgan, Alex Pease and Lynne Fuller-Andrews-as proxy holders for the Annual Meeting.

2.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials, instead of a full printed set of proxy materials?

As permitted by SEC rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we generally furnish proxy materials via the Internet. Unless you previously signed up to receive your materials in paper, you will receive a document entitled Notice of Internet Availability of Proxy Materials and will not receive a printed copy of the proxy materials or the annual report to stockholders, unless you specifically request them. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders, online.

Instructions for requesting printed proxy materials are included in the Notice. Notices are distributed by mail, unless you previously signed up to receive your proxy materials electronically, in which case it will be sent to the last email address you provided to us. If you previously notified us of your election to receive all proxy materials in printed format, then we will send you a full set of printed proxy materials, including our annual report to stockholders, rather than a Notice. Notices or full sets of printed proxy materials will be distributed on or about July 21, 2026.

If you previously elected to receive your proxy materials in printed format, but would like to receive a Notice and use the Internet to access proxy materials in the future, please visit www.investordelivery.com for additional information. This would significantly reduce our printing and postage costs and eliminate bulky paper documents from your personal files.

3.	What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with the Company’s transfer agent and registrar, Computershare Trust Company, N.A., you are considered a “stockholder of record” with respect to those shares. See Question 8 below for additional information.

If your shares are held through a brokerage account, bank, trust or other nominee as custodian on your behalf, you are considered the “beneficial owner” or “street name holder” of those shares. See Question 9 below for additional information.

4.	How do I vote?

You may vote your shares as follows, whether you are a stockholder of record or a beneficial owner:

•

At the Annual Meeting. You must enter the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable, at the time you log into the meeting at https://virtualshareholdermeeting.com/SUNB2026. For information about attending the Annual Meeting, please see Question 5 below.

•

By Telephone or Internet. Stockholders of record may vote by touchtone telephone from the U.S., Puerto Rico, and Canada, using the toll-free telephone number on the proxy card, or over the Internet, using the procedures described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. Stockholders of record may also vote over the Internet via our stockholders’ forum located at www.ProxyVote.com. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

64	2026 Proxy Statement

Questions and Answers about the Annual Meeting

•

By Written Proxy. All stockholders of record may vote by written proxy card. If you received a printed copy of these proxy materials by mail, you may vote by signing, dating, and mailing the enclosed proxy card. If you received a Notice, it contains instructions for obtaining a printed copy of these proxy materials, including a proxy card. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other intermediary.

5.	How do I attend the Annual Meeting?

We are holding the Annual Meeting in a virtual-only meeting format, and you will not be able to attend the Annual Meeting at a physical location.

If you are a registered stockholder or beneficial owner of Common Stock holding shares at the close of business on the record date (July 6, 2026), you may attend the Annual Meeting by visiting https://virtualshareholdermeeting.com/SUNB2026 and logging in by entering the 16-digit control number found on your proxy card, voting instruction form or Notice, as applicable. If you lose your 16-digit control number or are not a stockholder, you will be able to attend the meeting by registering as a guest at the meeting website. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting. You may log in to the virtual meeting beginning at 11:15 a.m. (Eastern Time) on September 1, 2026. The Annual Meeting will begin promptly at 11:30 a.m. (Eastern Time). If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder meeting site for assistance.

If you have any additional questions about the Annual Meeting, please contact Sunbelt’s Investor Relations Department by email at kevin.powers@sunbeltrentals.com.

6.	How do I raise questions during the Annual Meeting?

Stockholders will be able to submit questions during the virtual Annual Meeting by typing in the “Ask a Question” field and clicking “Submit.” We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we may group them together. We will disregard questions regarding personal matters or matters not relevant to the Annual Meeting.

7.	What are my voting options for each of the proposals to be voted on at the Annual Meeting?

Proposal	Voting Options and Board Recommendation

1. Election of Ten Director Nominees

•

vote in favor of all nominees;

•

vote against all nominees;

•

vote for or against specific nominees; or

•

abstain from voting with respect to all or specific nominees.

The Board recommends a vote FOR each of the nominees.

2. Advisory Proposal to Approve Executive Compensation

•

vote in favor of the advisory proposal;

•

vote against the advisory proposal; or

•

abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory proposal to approve executive compensation.

2026 Proxy Statement	65

Questions and Answers about the Annual Meeting

Proposal	Voting Options and Board Recommendation

3. Advisory Proposal on Frequency of Say-on-Pay Votes

•

vote in favor of an annual stockholder advisory vote on executive compensation;

•

vote in favor of a biennial stockholder advisory vote on executive compensation;

•

vote in favor of a triennial stockholder advisory vote on executive compensation; or

•

abstain from voting on the advisory proposal.

The Board recommends a vote for the option of “1 YEAR” as the frequency for future advisory votes on executive compensation.

4. Ratification of the Appointment of PricewaterhouseCoopers LLP as Sunbelt’s Independent Registered Public Accounting Firm

•

vote in favor of ratification;

•

vote against ratification; or

•

abstain from voting on the ratification.

The Board recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.

8.	What if I am a stockholder of record and do not specify a choice for a matter when I return my proxy?

Stockholders should specify their choices for each matter on the proxy card. The individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of the ten nominees for director;

•	FOR the approval of the advisory resolution regarding the compensation paid to Sunbelt’s named executive officers;

•	“1 YEAR” as the frequency for future stockholder advisory votes on executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2027.

Proxies will be voted, in the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, to ensure your shares are voted in accordance with your preferences, you must provide voting instructions by the deadline provided in the materials you receive from your bank, broker, or other nominee. If you do not provide voting instructions, your bank, broker, or other nominee will only have discretionary authority to vote uninstructed shares on the ratification of the appointment of PricewaterhouseCoopers LLP as Sunbelt’s independent registered public accounting firm (Proposal 4), and there will be so-called “broker non-votes” with respect to the other proposals (Proposals 1, 2 and 3). If you want your shares to be counted in the election of directors (Proposal 1), the advisory resolution regarding the compensation paid to Sunbelt’s named executive officers (Proposal 2), and the advisory proposal on the frequency for future stockholder advisory votes on executive compensation (Proposal 3), you must provide specific voting instructions to your bank, broker, or other nominee.

66	2026 Proxy Statement

Questions and Answers about the Annual Meeting

10.	How can I revoke my proxy or change my vote?

You may revoke or change your proxy at any time before the completion of voting at the Annual Meeting by:

•	delivering written notice of revocation to Sunbelt’s Corporate Secretary, such that it is received before the Annual Meeting;

•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or

•	voting during the Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable.

The last vote that we receive from you will be the vote that is counted.

11.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items. On the record date, there were 409,947,556 shares outstanding and entitled to vote.

12.	What votes are necessary for action to be taken?

For Proposal 1, each nominee shall be elected as director if the number of votes cast “for” exceeds those cast “against” the nominee.

The affirmative vote of the majority in voting power of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for the approval of:

•	the non-binding, advisory resolution to approve the compensation paid to Sunbelt’s named executive officers (Proposal 2); and

•	the ratification of the appointment of the independent registered public accounting firm (Proposal 4).

The non-binding advisory proposal regarding the frequency with which Sunbelt will conduct stockholder advisory votes on executive compensation (Proposal 3) will be determined by a plurality of votes cast. Stockholders may choose an annual, biennial or triennial frequency (i.e., every year, every two years or every three years) or they may abstain. The frequency option that receives the most votes will be deemed the option chosen by the advisory vote.

See Question 13 below for discussion of the impact of abstentions and broker non-votes on each proposal.

13.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions and broker non-votes will not affect the outcome of Proposals 1 and 3. For Proposals 2 and 4, abstentions will have the same impact as votes “AGAINST” and broker non-votes will not affect the outcome.

14.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares of Common Stock outstanding, the number of shares of Common Stock represented at the Annual Meeting, the existence of a quorum, and the validity of the proxies and ballots.

The Inspector(s) of Election will determine, and retain for a reasonable period, a record of the disposition of any challenges and questions arising in connection with the right to vote, and will count all votes and ballots, including any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

2026 Proxy Statement	67

Questions and Answers about the Annual Meeting

15.	How are proxies solicited and what are the costs of proxy solicitation?

We will pay all of the cost of solicitation of proxies including preparing, printing and mailing this Proxy Statement and the Notice. Solicitation may be made personally or by mail, telephone or email by officers, directors and employees of the Company who will not receive any additional compensation for such efforts.

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in doing so. We have retained Georgeson LLC to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $16,500 plus reimbursement for their out-of-pocket expenses.

16.	Will any other matters be presented at the Annual Meeting?

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, your proxy holders will vote on such matter in their best judgment.

17.	Where can I access the Annual Report?

We will furnish additional copies of our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, as filed with the SEC, for no charge, upon your written request if you are a Sunbelt stockholder.

Please address your request to the Investor Relations Department, Sunbelt Rentals Holdings, Inc., 1799 Innovation Point, Fort Mill, South Carolina 29715. The annual report to stockholders is also available on our website under ir.sunbeltrentals.com.

18.	What is Householding and where can I get additional copies of proxy materials?

If you share the same last name and address with another Sunbelt stockholder, you and the other stockholder(s) at your address may receive only one copy of the Notice and any other proxy materials we choose to mail, unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding,” and it enables us to reduce printing and mailing costs and the environmental impact of our Annual Meeting. If you prefer to receive multiple copies of the Notice and any other proxy materials that we mail at the same address, we will promptly provide additional copies upon written or oral request pursuant to the instruction below. Similarly, if you are receiving multiple copies of the Notice and other proxy materials, you may request that you receive only one copy. Please address any such householding requests to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or call Broadridge at (866) 540-7095.

19.	Will the Company announce the voting results?

We will announce the preliminary voting results during the Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

68	2026 Proxy Statement

Annex I – Non-GAAP Reconciliations

Annex I – Non-GAAP Reconciliations

EBITDA and Adjusted EBITDA

We use the non-GAAP measures “EBITDA” and “adjusted EBITDA” to evaluate our overall financial performance. The composition of these measures is not addressed or prescribed by U.S. GAAP. We define EBITDA as net income before provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA before stock-based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2025, relate to costs associated with the Redomiciliation and U.S. Listing and in the year ended April 30, 2026, relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. These items are excluded from adjusted EBITDA to allow investors to make a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under U.S. GAAP and the accompanying reconciliations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

	Year Ended April 30,

($ in millions, unless otherwise stated)	2026	2025
Net income	1,325	1,553

Provision for income taxes	476	517

Interest expense, net	387	425

Depreciation of rental equipment	1,851	1,815

Non-rental depreciation and amortization	458	436
EBITDA	4,497	4,746

Stock based compensation expense, net	65	(9)

Restructuring costs:(1) Staff costs	33	4

Other restructuring costs	82	11

Adjusted EBITDA	4,677	4,752

(1)

Restructuring costs relate to staff, impairment and other costs incurred in relation to the redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.

Adjusted EPS

We use the non-GAAP measure “adjusted EPS” to evaluate the underlying profitability of our core operations. The composition of adjusted EPS is not addressed or prescribed by GAAP. We define adjusted EPS as earnings per share (basic) before amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2026, relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment and in the fiscal year ended April 30, 2025, relate to costs associated with the Redomiciliation and U.S. Listing, in each case less taxation on adjusting items. Management believes that adjusted EPS provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies.

2026 Proxy Statement	A-1

Annex I – Non-GAAP Reconciliations

	Year Ended April 30,

($ per share amounts)	2026	2025

Basic earnings per share	3.15	3.56

Amortization of acquired intangibles	0.27	0.26

Stock based compensation expense, net	0.15	(0.02)

Restructuring costs:(1)
Staff costs	0.07	0.01

Impairment	0.05	0.00

Other restructuring costs	0.19	0.03

Taxation on adjusting items(2)	(0.16)	(0.06)

Adjusted EPS	3.72	3.78

Weighted-average common shares used in per share calculations	420,382,197	435,873,592

(1)

Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.

(2)	Taxation on adjusting items reflects the tax arising in relation to the items detailed above, calculated at the statutory rate of the relevant jurisdiction.

Free Cash Flow

We use the non-GAAP measure “free cash flow” to reflect the cash retained by the Company prior to discretionary expenditure on acquisitions and returns to shareholders. The composition of these measures is not addressed or prescribed by U.S. GAAP. We define free cash flow as net cash provided by operating activities less net expenditure on rental and non-rental equipment (comprising payments for purchases of equipment less disposal proceeds received in relation to sales of equipment). Management believes that free cash flow provides useful information to management and investors as an additional liquidity measure because it measures the amount of cash available, after net expenditures on rental and non-rental equipment, for activities such as making discretionary expenditures on acquisitions and providing returns to shareholders.

	Year Ended April 30,

($ in millions)	2026	2025

Net cash provided by operating activities	3,784	3,844

Payments for purchases of rental equipment	(1,842)	(2,251)

Payments for non-rental property and equipment	(352)	(441)

Proceeds from sales of rental equipment	424	462

Proceeds from disposal of non-rental property and equipment	41	61

Free cash flow	2,055	1,675

A-2	2026 Proxy Statement

Annex I – Non-GAAP Reconciliations

Net Debt

We use the non-GAAP measure “net debt” to provide an indication of the overall level of our long-term indebtedness. The composition of net debt is not addressed or prescribed by GAAP. We define net debt as total debt less cash balances.

Management believes that net debt is widely used by investors and credit rating agencies and provides useful additional information to management and investors as an indication of the Company’s financial position and ability to meet its financial obligations.

	As of April 30,

($ in millions)	2026	2025

Total debt(1)	7,583	7,500

Cash and cash equivalents	(29)	(21)

Net debt	7,554	7,479

(1)	Total debt includes outstanding amounts under our ABL Facility and Senior Notes.

Net Leverage

We use the non-GAAP measure “net leverage” to provide an indication of the strength of the Company’s balance sheet. The composition of net leverage is not addressed or prescribed by GAAP. We define adjusted leverage as net debt divided by adjusted EBITDA generated during the preceding twelve-month period.

Management believes that providing an indication of the strength of the Company’s balance sheet provides useful additional information to management and investors. Management further believes that using adjusted EBITDA as the profit component for adjusted leverage allows for a more meaningful comparison of our financial position between different periods of time, as well as with those of similar companies. Adjusted leverage also forms part of the executive compensation targets of the Company.

	As of April 30,

($ in millions)	2026	2025

Net income(1)	1,325	1,553

Adjusted EBITDA(2), (3)	4,677	4,752

Total debt(4)	7,583	7,500

Net debt(5)	7,554	7,479

Debt to net income ratio	5.7x	4.8x

Net leverage	1.6x	1.6x

(1)	Net income generated during the preceding twelve-month period.

(2)	Adjusted EBITDA is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.

(3)	Adjusted EBITDA generated during the preceding twelve-month period.

(4)	Total debt includes outstanding amounts under our ABL Facility and Senior Notes.

(5)	Net debt is a non-GAAP measure. Please see above for a reconciliation to long-term debt, the most directly comparable GAAP measure.

2026 Proxy Statement	A-3

BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SUNB2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 31, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	T02036-P54555	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNBELT RENTALS HOLDINGS, INC.
The Board of Directors recommends you vote FOR each listed nominee:
1.	Election of the ten nominees named in the accompanying proxy statement to Sunbelt’s Board of Directors. Nominees:	For	Against	Abstain

	1a. Paul Walker	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1b. Brendan Horgan	☐	☐	☐	2. Approval of a non-binding, advisory resolution regarding the compensation paid to Sunbelt’s named executive officers.		☐	☐	☐

	1c. Nando Cesarone	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

	1d. Angus Cockburn	☐	☐	☐	3. Approval of a non-binding, advisory resolution regarding the frequency of future stockholder advisory votes on executive compensation.	☐	☐	☐	☐

	1e. Jill Easterbrook	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1f. Cynthia Jamison	☐	☐	☐	4. Ratification of the appointment of PricewaterhouseCoopers LLP as Sunbelt’s independent registered public accounting firm for fiscal 2027.		☐	☐	☐

	1g. Renata Ribeiro	☐	☐	☐

	1h. Ekta Singh-Bushell	☐	☐	☐	NOTE: Transact any other business as may properly be brought before the meeting and any adjournment or postponement thereof.

	1i. James Singleton	☐	☐	☐

	1j. Roy Twite	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title, as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

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T02037-P54555

SUNBELT RENTALS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 1, 2026 AT 11:30 AM EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Brendan Horgan, Alex Pease and Lynne Fuller-Andrews, or each of them, as proxy holders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SUNBELT RENTALS HOLDINGS, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM EDT, on September 1, 2026, at www.virtualshareholdermeeting.com/SUNB2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the nominees for director named in Proposal 1, “FOR” Proposals 2 and 4, “1 YEAR” for Proposal 3, and in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side